CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

CREDIT AGREEMENT dated as of August 17, 2026 among LIFETIME BRANDS, INC. The Other Borrowers and Other Loan Parties Party Hereto The Lenders Party Hereto and PLC AGENT LLC, as Administrative Agent

TABLE OF CONTENTS
Article I Definitions      1
SECTION 1.01    Defined Terms    1
SECTION 1.02    Classification of Loans    49
SECTION 1.03    Terms Generally    49
SECTION 1.04    Accounting Terms; GAAP; Pro Forma Calculations    50
SECTION 1.05    Status of Obligations    51
SECTION 1.06    Interest Rates; Benchmark Notification    51
SECTION 1.07    Divisions    52
SECTION 1.08    Times of Day    52
Article II The TERM LOANS    52
SECTION 2.01    Commitments    52
SECTION 2.02    Loans    52
SECTION 2.03    [Reserved]    53
SECTION 2.04    [Reserved]    53
SECTION 2.05    [Reserved]    53
SECTION 2.06    [Reserved]    53
SECTION 2.07    [Reserved]    53
SECTION 2.08    [Reserved].    53
SECTION 2.09    [Reserved]    53
SECTION 2.10    Increase in Commitments    53
SECTION 2.11    Repayment and Amortization of Term Loans; Evidence of Debt    54
SECTION 2.12    Prepayment of Loans    55
SECTION 2.13    Fees    56
SECTION 2.14    Interest    57
SECTION 2.15    Illegality; Inability to Determine Rates    57
SECTION 2.16    Increased Costs    60
SECTION 2.17    Break Funding Payments    61
SECTION 2.18    Taxes    61
SECTION 2.19    Payments Generally; Allocation of Proceeds; Sharing of Set-offs    64
SECTION 2.20    Mitigation Obligations; Replacement of Lenders    66
SECTION 2.21    [Reserved].    67
SECTION 2.22    Returned Payments    67
SECTION 2.23    Judgment Currency    68
Article III Representations and Warranties    68
SECTION 3.01    Organization; Powers    68
SECTION 3.02    Authorization; Enforceability    69
SECTION 3.03    Governmental Approvals; No Conflicts    69
SECTION 3.04    Financial Condition; No Material Adverse Change    69
SECTION 3.05    Properties    69
SECTION 3.06    Litigation and Environmental Matters    70

SECTION 3.07    Compliance with Laws    70
SECTION 3.08    Investment Company Status    71
SECTION 3.09    Taxes    71
SECTION 3.10    ERISA; Non-U.S. Pension Plans    71
SECTION 3.11    Disclosure    71
SECTION 3.12    Material Agreements    72
SECTION 3.13    Solvency    72
SECTION 3.14    Insurance    72
SECTION 3.15    Capitalization and Subsidiaries    73
SECTION 3.16    No Burdensome Restrictions    73
SECTION 3.17    Federal Reserve Regulations    73
SECTION 3.18    Security Interest in Collateral    73
SECTION 3.19    Employment Matters    73
SECTION 3.20    Common Enterprise    73
SECTION 3.21    Anti-Corruption Laws and Sanctions    74
SECTION 3.22    Affected Financial Institutions    74
SECTION 3.23    Plan Assets; Prohibited Transactions    74
SECTION 3.24    [Reserved]    74
SECTION 3.25    [Reserved]    74
SECTION 3.26    Borrowing Base Certificate    74
Article IV Conditions    75
SECTION 4.01    Effective Date    75
SECTION 4.02    [Reserved]    78
SECTION 4.03    [Reserved]    78
Article V Affirmative Covenants    78
SECTION 5.01    Financial Statements; Borrowing Base and Other Information    78
SECTION 5.02    Notices of Material Events    82
SECTION 5.03    Existence; Conduct of Business    83
SECTION 5.04    Payment of Obligations    84
SECTION 5.05    Maintenance of Properties    84
SECTION 5.06    Books and Records; Inspection Rights    84
SECTION 5.07    Compliance with Laws    84
SECTION 5.08    Use of Proceeds    84
SECTION 5.09    Insurance    85
SECTION 5.10    Casualty and Condemnation    85
SECTION 5.11    Appraisals    85
SECTION 5.12    Field Examinations    86
SECTION 5.13    Depository Banks    86
SECTION 5.14    Additional Collateral; Further Assurances    86
SECTION 5.15    Material Contracts    88
SECTION 5.16    [Reserved]    88

SECTION 5.17    [Reserved]    88
SECTION 5.18    [Reserved]    88
SECTION 5.19    Post-Closing Obligations 88
Article VI Negative Covenants    89
SECTION 6.01    Indebtedness    89
SECTION 6.02    Liens    91
SECTION 6.03    Fundamental Changes    93
SECTION 6.04    Investments, Loans, Advances, Guarantees and Acquisitions    95
SECTION 6.05    Asset Sales    97
SECTION 6.06    Sale and Leaseback Transactions    99
SECTION 6.07    Swap Agreements    99
SECTION 6.08    Restricted Payments    99
SECTION 6.09    Transactions with Affiliates    100
SECTION 6.10    Restrictive Agreements    101
SECTION 6.11    Amendment of Material Documents    102
SECTION 6.12    Payment of Certain Indebtedness    102
SECTION 6.13    Fixed Charge Coverage Ratio    103
SECTION 6.14    Minimum Adjusted EBITDA    103
Article VII Events of Default    103
Article VIII The Administrative Agent    106
SECTION 8.01    Appointment    106
SECTION 8.02    Rights as a Lender    106
SECTION 8.03    Duties and Obligations    107
SECTION 8.04    Reliance    108
SECTION 8.05    Actions through Sub-Agents    108
SECTION 8.06    Successor Administrative Agent    108
SECTION 8.07    Non-Reliance    109
SECTION 8.08    No Action without Consent of Administrative Agent    111
SECTION 8.09    Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties    111
SECTION 8.10    [Reserved]    114
SECTION 8.11    [Reserved]    114
SECTION 8.12    Certain ERISA Matters    114
SECTION 8.13    [Reserved]    116
Article IX Miscellaneous    116
SECTION 9.01    Notices    116
SECTION 9.02    Waivers; Amendments    118
SECTION 9.03    Expenses; Limitation of Liability; Indemnity; Etc    122
SECTION 9.04    Successors and Assigns    124

SECTION 9.05    Survival    129
SECTION 9.06    Counterparts; Integration; Effectiveness; Electronic Execution    129
SECTION 9.07    Severability    131
SECTION 9.08    Right of Setoff    131
SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process    131
SECTION 9.10    WAIVER OF JURY TRIAL    132
SECTION 9.11    Headings    133
SECTION 9.12    Confidentiality    133
SECTION 9.13    Several Obligations; Nonreliance; Violation of Law    134
SECTION 9.14    USA PATRIOT Act    134
SECTION 9.15    Disclosure    134
SECTION 9.16    Appointment for Perfection    134
SECTION 9.17    Interest Rate Limitation    135
SECTION 9.18    Marketing Consent    135
SECTION 9.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    135
SECTION 9.20    No Fiduciary Duty, etc    136
SECTION 9.21    Release of Loan Guarantors    136
SECTION 9.22    Intercreditor Agreements    137
SECTION 9.23    Acknowledgement Regarding Any Supported QFCs    137
Article X Loan Guaranty    138
SECTION 10.01    Guaranty    138
SECTION 10.02    Guaranty of Payment    138
SECTION 10.03    No Discharge or Diminishment of Loan Guaranty    139
SECTION 10.04    Defenses Waived    139
SECTION 10.05    Rights of Subrogation    140
SECTION 10.06    Reinstatement; Stay of Acceleration    140
SECTION 10.07    Information    140
SECTION 10.08    Termination    140
SECTION 10.09    Taxes    141
SECTION 10.10    Maximum Liability    141
SECTION 10.11    [Reserved]    141
SECTION 10.12    Contribution    141
SECTION 10.13    Liability Cumulative    142
SECTION 10.14    Affected Foreign Subsidiaries    142
SECTION 10.15    Keepwell    143
Article XI The Borrower Representative    143
SECTION 11.01    Appointment; Nature of Relationship    143
SECTION 11.02    Powers    143
SECTION 11.03    Employment of Agents    143
SECTION 11.04    Notices    144

SECTION 11.05    Successor Borrower Representative    144
SECTION 11.06    Execution of Loan Documents; Borrowing Base Certificate    144
SECTION 11.07    Reporting    144

SCHEDULES:
Schedule 2.01    –    Commitments
Schedule 3.05    –    Properties
Schedule 3.05(b)    –    Intellectual Property Matters
Schedule 3.06    –    Disclosed Matters
Schedule 3.14    –    Insurance
Schedule 3.15    –    Capitalization and Subsidiaries
Schedule 6.01    –    Existing Indebtedness
Schedule 6.02    –    Existing Liens
Schedule 6.03    –    Fundamental Changes
Schedule 6.04    –    Existing Investments
Schedule 6.09    –    Transactions with Affiliates
Schedule 6.10    –    Existing Restrictions
EXHIBITS:
Exhibit A         –     Form of Assignment and Assumption
Exhibit B         –     [Intentionally Omitted]
Exhibit C         –     Form of Borrowing Base Certificate
Exhibit D        –     Form of Compliance Certificate
Exhibit E         –     Joinder Agreement
Exhibit F         –     List of Closing Documents
Exhibit G-1    –     Form of U.S. Tax Certificate (for Non-U.S. [Lenders][Participants] That Are Not Partnerships)
Exhibit G-2     –     Form of U.S. Tax Certificate (for Non-U.S. [Lenders][Participants] That Are Partnerships)

CREDIT AGREEMENT dated as of August 17, 2026 (as it may be amended or modified from time to time, this “Agreement”), among LIFETIME BRANDS, INC., the other Borrowers from time to time party hereto, the other Loan Parties from time to time party hereto, the Lenders from time to time party hereto, and PLC AGENT LLC, as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABL Agent” means (i) JPMCB (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Non-EEA Agented Borrowers (as defined in the ABL Credit Agreement) under the ABL Credit Agreement (or any successor agent thereunder or under any replacement thereof) and (ii) J.P. Morgan SE (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the EEA Agented Borrowers (as defined in the ABL Credit Agreement) under the ABL Credit Agreement (or any successor agent thereunder or under any replacement thereof).
“ABL Availability” means “Availability” as defined in the ABL Credit Agreement.
“ABL Borrowing Base” means the “Borrowing Base” as defined in the ABL Credit Agreement.
“ABL Commitment” means the “Aggregate Commitment” as defined in the ABL Credit Agreement.
“ABL Credit Agreement” means that certain Credit Agreement, dated as of March 2, 2018, among Lifetime Brands, Inc., as the Borrower, the other borrowers from time to time party thereto, the other loan parties from time to time party thereto, the ABL Agent and the lenders from time to time party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time and as replaced or refinanced in whole or in part (whether with the same group of lenders or a different group of lenders) in accordance with the terms hereof and the terms of the ABL/Term Loan Intercreditor Agreement.
“ABL Documents” means, collectively, the ABL Credit Agreement and all other agreements, instruments, documents and certificates executed and/or delivered in connection therewith, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and the terms of the ABL/Term Loan Intercreditor Agreement.
“ABL EU Loan Party Excess” means an amount initially equal to $37,276,536.96, which amount shall be reduced immediately and on a dollar-for-dollar basis by any reduction of the Foreign Secured Obligations (as defined in the ABL Credit Agreement as in effect as of the Effective Date) until the occurrence of a U.K. Event (as defined in the ABL Loan Agreement as in effect on the Effective Date); provided, that any intercompany loan by any Loan Party to any Foreign Loan Party (as defined in the ABL Loan Agreement as in effect on the Effective Date) arising as a result of such U.K. Event (and in the amount of the then-current amount of the ABL EU Loan Party Excess) shall not be deemed a reduction of the ABL EU Loan Party Excess; provided, further, that any subsequent reductions in the outstanding balance of such intercompany loan shall be deemed a reduction of the ABL EU Loan Party Excess on a dollar-for-dollar basis. No amount of ABL EU Loan Party Excess shall be reinstated following any such reduction.
“ABL Facility” means the asset-based revolving credit facility incurred by the borrowers thereunder pursuant to the terms of the ABL Credit Agreement.
“ABL Lenders” means the “Lenders” as defined in the ABL Credit Agreement.
“ABL Line Cap” means the “Line Cap” as defined in the ABL Credit Agreement.
“ABL Loan Parties” means the “Loan Parties” as defined in the ABL Credit Agreement, as in effect on the Effective Date.
“ABL Obligations” means “Obligations” as defined in the ABL Credit Agreement.
“ABL/Term Loan Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Effective Date, by and among the Administrative Agent, as “Term Loan Agent”, the ABL Agent, as “ABL Agent”, and each of the Loan Parties party thereto.
“Acceptable Field Examination” means, with respect to any Loan Party, a field examination conducted by and acceptable to the ABL Agent or its designee (or, subject to the terms of the ABL/Term Loan Intercreditor Agreement, by the Administrative Agent or its designee) of such Loan Party’s Accounts, Inventory and related working capital matters and of such Loan Party’s related data processing and other systems; provided, that to the extent such field examination is conducted by the ABL Agent or its designee, the same shall have been delivered to the Administrative Agent in compliance with the terms of the ABL/Term Loan Intercreditor Agreement.
“Acceptable Inventory Appraisal” means, with respect to any Loan Party, an appraisal of such Loan Party’s Inventory from one or more firms satisfactory to the ABL Agent, which appraisals shall be satisfactory to the ABL Agent in its Permitted Discretion; provided, that to the extent such appraisal is conducted on behalf of the ABL Agent, the same shall have been delivered to the Administrative Agent in compliance with the terms of the ABL/Term Loan Intercreditor Agreement.
“Accounts” has the meaning assigned to such term in the Security Agreement.
“Account Debtor” means any Person obligated on an Account.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of: (i) Interest Expense for such period, (ii) income tax expense for such period (net of tax refunds), (iii) all amounts attributable to depreciation and amortization expense for such period (including amortization of goodwill and other intangible assets and amortization or write off of assets comprised of debt discount or deferred financing costs), (iv) any non-cash charges for such period (excluding any non-cash charge in respect of an item that was included in Net Income in a prior period), including purchase accounting adjustments and non-cash compensation expense, or other non-cash expenses or charges arising from the granting of restricted stock, stock options, stock appreciation rights or similar equity arrangements, (v) any reasonable advisory and other professional services fees, transaction fees and related expenses paid in connection with the following transactions to the extent not prohibited hereunder: acquisitions, investments, dispositions, equity issuances, or financings (including factoring activity), in each case whether or not consummated, (vi) extraordinary, unusual or non-recurring charges incurred during such period, including restructuring charges and integration charges; provided that, the aggregate amount added to Adjusted EBITDA for any period pursuant to this clause (a)(vi), when combined with the aggregate amount added to Adjusted EBITDA in respect of such period pursuant to clause (a)(x), shall not exceed 10% of the Adjusted EBITDA for such period (calculated without giving effect to clauses (a)(x) and (a)(xi) and this clause (a)(vi)), (vii) any extraordinary losses from sales, exchanges and other dispositions of property not in the ordinary course of business, (viii) Earn Out Obligation expense, (ix) expenses incurred in connection with extraordinary casualty events to the extent such expenses are covered by insurance and actually reimbursed in cash, (x) severance costs, relocation costs, consolidation and closing costs, integration and facilities opening costs, transition costs, restructuring costs or costs, fees and expenses arising from discontinued operations (other than costs, fees and expenses to the extent constituting losses arising from operation of such discontinued operations); provided that, the aggregate amount added to Adjusted EBITDA for any period pursuant to this clause (a)(x), when combined with the aggregate amount added to Adjusted EBITDA in respect of such period pursuant to clause (a)(vi), shall not exceed 10% of the Adjusted EBITDA for such period (calculated without giving effect to clauses (a)(vi) and (a)(xi) and this clause (a)(x)), (xi) the amount of “run-rate” cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies projected by the Company in good faith to be realized as a result of actions taken or expected to be taken during such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, that (1) such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies are reasonably identifiable and factually supportable, (2) such cost savings, operating expense reductions, restructuring charges and expenses and cost saving synergies are commenced within eighteen (18) months of such actions, (3) no cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies may be added pursuant to this clause (a)(xi) to the extent duplicative of any expenses or charges relating thereto that are either excluded in computing Net Income or included (i.e., added back) in computing Adjusted EBITDA for such period, (4) such adjustments may be incremental to (but not duplicative of) other pro forma adjustments set forth in Section 1.04(b) and (5) the aggregate amount of cost savings, operating expense reductions and cost saving synergies added pursuant to this clause (a)(xi) shall not exceed 15% of Adjusted EBITDA for such period (calculated without giving effect to clauses (a)(vi) and (a)(x) and this clause (a)(xi)) plus the amount of any such cost savings, operating expense reductions, restructuring charges and expenses and cost-savings synergies that would be permitted to be included in financial statements prepared in accordance with Regulation S-X under the Securities Act (as in effect prior to January 1, 2021) during such period, and (xii) GAAP rent expenses for such period, minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(iv) taken in a prior period, (ii) extraordinary income or gains, (iii) Earn Out Obligation income, and (iv) actual cash rent expenses paid during such period. For the purposes of calculating Adjusted EBITDA for any period of four consecutive fiscal quarters (each such period, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Adjusted EBITDA for such Reference Period shall be reduced by an amount equal to the Adjusted EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Adjusted EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Adjusted EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (in the manner described in Section 1.04(b)) as if such Material Acquisition occurred on the first day of such Reference Period. As used in this Agreement, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $10,000,000.
“Administrative Agent” means PLC Agent LLC, in its capacity as administrative agent for the Lenders hereunder, and any successor agent in accordance with Section 8.06.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Foreign Subsidiary” means any Foreign Subsidiary to the extent greater than 65% of the voting Equity Interests of such Foreign Subsidiary being pledged to support any Secured Obligations incurred by or on behalf of any Loan Party could reasonably be expected to cause a Deemed Dividend Issue.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.
“Aggregate Commitment” means, at any time, the aggregate of the Commitments of all of the Lenders, as increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $60,000,000.00.
“Agreement” has the meaning set forth in the preliminary statements hereto.
“Ancillary Document” has the meaning assigned to it in Section 9.06(b).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Parties” has the meaning assigned to it in Section 9.01(d).
“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Lenders.
“Applicable Pledge Percentage” means 100% but, with respect to any Secured Obligations incurred by or on behalf of any Loan Party, 65% in the case of a pledge by such Loan Party of its voting Equity Interests in a Foreign Subsidiary that is an Affected Foreign Subsidiary due to a Deemed Dividend Issue.
“Applicable Rate” means, for any day, the applicable rate per annum set forth below under the caption “Applicable Spread”, for Term SOFR Loans or Base Rate Loans, as applicable, based upon the Average Quarterly Availability (as defined in the ABL Credit Agreement) as a percentage of the ABL Commitment during the most recently ended fiscal quarter of the Company; provided that the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 2 during the period from the Effective Date through and including February 17, 2027:

Average Quarterly Availability	Applicable Spread (Term SOFR Loans)	Applicable Spread (Base Rate Loans)
Category 1 Greater than or equal to 50% of the ABL Commitment	6.75%	7.75%
Category 2 Less than 50% of the ABL Commitment, and greater than or equal to 25% of the ABL Commitment	7.00%	8.00%
Category 3 Less than 25% of the ABL Commitment	7.25%	8.25%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in Average Quarterly Availability shall be effective during the period commencing on and including the first day of each fiscal quarter of the Company and ending on the last day of such fiscal quarter, it being understood and agreed that, for purposes of determining the Applicable Rate on the first day of any fiscal quarter of the Company, the Average Quarterly Availability during the most recently ended fiscal quarter of the Company shall be used. Notwithstanding the foregoing, the Average Quarterly Availability shall be deemed to be in Category 3 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrowers fail to deliver any Borrowing Base Certificate or related information required to be delivered by them pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until each such Borrowing Base Certificate and related information is so delivered.
If at any time the Administrative Agent reasonably determines that any Borrowing Base Certificate or related information provided by the Borrowers based on which ABL Availability and/or such Average Quarterly Availability and the corresponding Applicable Rate was determined, as applicable, was incorrect (whether based on a restatement, fraud or otherwise), and the Administrative Agent provides the Company with written notice thereof, the Borrowers shall be required to retroactively pay any additional amount that the Borrowers would have been required to pay if such Borrowing Base Certificate or related information based upon which ABL Availability and/or such Average Quarterly Availability was determined had been accurate at the time it was delivered.
“Appraised IP Value”: the Net Orderly Liquidation Value of the Loan Parties’ Eligible Intellectual Property, as determined from time to time by reference to the most recent appraisal of Eligible Intellectual Property received by, and acceptable to, Administrative Agent that is conducted by an independent appraiser satisfactory to the Administrative Agent in its Permitted Discretion in accordance with this Agreement (or, as applicable, the appraisal of Eligible Intellectual Property conducted prior to the Effective Date and provided to Administrative Agent, which for the avoidance of doubt is acceptable to the Administrative Agent).
“Approved Account” means an Account subject to an Approved Account Sale.
“Approved Account Debtor” means any Account Debtor selected by the Company and, so long as an ABL Commitment is in effect, approved by the ABL Agent and, at such time as no ABL Commitment is in effect, approved by the Administrative Agent in writing from time to time; provided that, so long as an ABL Commitment is in effect, the ABL Agent may remove such Account Debtor as an Approved Account Debtor in accordance with the ABL Credit Agreement and such determination shall apply under this Agreement and, at such time as no ABL Commitment is in effect, if the Administrative Agent receives evidence reasonably satisfactory to it that no Accounts of such Account Debtor are subject to an Approved Account Sale, then the Administrative Agent may remove such Account Debtor as an Approved Account Debtor by notice to the Company and the Lenders.
“Approved Account Sale” has the meaning assigned to such term in Section 6.05(j).
“Approved Electronic Platform” has the meaning assigned to it in Section 9.01(d).
“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, at any time, with respect to any Approved Account Sale, the principal amount of Indebtedness which would be outstanding at such time pursuant to such Approved Account Sale if the sale of the related Approved Accounts thereunder were instead structured as a financing.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or determining Term SOFR, or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, monitor, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization, administration or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or any other jurisdiction or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Base Rate” means, for any day, the greatest of (a) the Floor, (b) the Federal Funds Rate in effect on such day plus ½%, (c) Term SOFR for a one-month tenor in effect on such day, plus 3%, provided that this clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, and (d) the rate of interest published by the Wall Street Journal as the “WSJ Prime Rate”.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate. For the avoidance of doubt, Base Rate Loans are not available other than in the event that Term SOFR Loans are unavailable and are replaced with Base Rate Loans as set forth in Section 2.15.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.15(c)(i).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15(c) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15(c).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Billing Statement” has the meaning assigned to such term in Section 2.19(g).
“Blocking Law” has the meaning assigned to it in Section 3.21.
“Borrowers” means, collectively, the Company, and any other Person who becomes a “Borrower” hereunder, from time to time.
“Borrower Representative” has the meaning assigned to such term in Section 11.01.

“Borrowing Base” means, at any time, the sum of:
(a) 10% of the Eligible Investment-Grade Accounts of the Loan Parties at such time (provided, that the all-in advance rate for such Eligible Investment-Grade Accounts, when combined with the advance rate for Eligible Accounts (as defined in the ABL Credit Agreement) under the ABL Borrowing Base, shall not exceed 100.0%), plus
(b) 15% of the Eligible Accounts of the Loan Parties at such time, to the extent not included in the preceding clause (a) (provided, that the all-in advance rate for such Eligible Accounts, when combined with the advance rate for Eligible Accounts (as defined in the ABL Credit Agreement) under the ABL Borrowing Base, shall not exceed 100.0%), plus
(c) the product of 20% multiplied by the applicable Net Orderly Liquidation Value percentage identified in the most recent Acceptable Inventory Appraisal for inventory owned by the Loan Parties multiplied by the Eligible Inventory of the Loan Parties, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time (provided, that the all-in advance rate for such Eligible Inventory, when combined with the advance rate for Eligible Inventory (as defined in the ABL Credit Agreement) under the ABL Borrowing Base, shall not exceed 105.0%), plus
(d) the product of 15% multiplied by the applicable Net Orderly Liquidation Value percentage identified in the most recent Acceptable Inventory Appraisal for in-transit inventory owned by the Loan Parties multiplied by the Eligible In-Transit Inventory of the Loan Parties, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time (provided, that the all-in advance rate for such Eligible In-Transit Inventory included in this clause (d), when combined with the advance rate for Eligible Inventory (as defined in the ABL Credit Agreement) under the ABL Borrowing Base, shall not exceed 100.0%), plus
(e) the IP Advance Amount, minus
(f) Reserves.

The Administrative Agent may, in its Permitted Discretion, reduce and thereafter (subject to Section 9.02(b)(v)) increase the advance rates set forth above, adjust Reserves relating to Eligible Intellectual Property or reduce and thereafter (subject to Section 9.02(b)(v)) increase one or more of the other elements used in computing the Borrowing Base.
“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of a Borrower, in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agent in its Permitted Discretion.
Each Borrowing Base Certificate shall report all amounts therein in Dollars. To the extent any Accounts, Inventory, Intellectual Property, reserves, liabilities or other amounts included in, or used in calculating, any portion of the Borrowing Base are denominated in a currency other than Dollars, such amounts shall be converted into Dollars, by the Borrower, using the spot rate of exchange available at from OANDA at oanda.com or, if the same shall cease to be available, such source of spot rate information as, so long as an ABL Commitment is in effect, the ABL Agent and, at such time as no ABL Commitment is in effect, the Administrative Agent, may reasonably determine in accordance with its customary practices.

“Burdensome Restrictions” means any consensual encumbrance or restriction prohibited by Section 6.10.
“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City.
“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were not (i) directors of the Company on the Effective Date, (ii) nominated or appointed by the board of directors of the Company or (iii) approved by the board of directors of the Company as director candidates prior to their election; (c) the acquisition of direct or indirect Control of the Company by any Person or group; (d) the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing); or (e) the Company ceases to own, directly or indirectly, and Control 100% (other than directors’ qualifying shares) of the ordinary voting economic power of any other Borrower.
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rule, requirement, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender); provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all property owned, leased or operated by any Loan Party, now existing or hereafter acquired, that may at any time be, become or be required by this Agreement to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Secured Parties, to secure all or any part of the Secured Obligations; provided that, in no case shall the “Collateral” include any Excluded Assets.
“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.
“Collateral Deposit Account” has the meaning assigned to such term in the Security Agreement.
“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and any other documents (other than the ABL/Term Loan Intercreditor Agreement) granting a Lien upon the Collateral as security for payment of the Secured Obligations.
“Commitment” means, with respect to each Lender, its commitment to make a portion of the Term Loans under this Agreement. As of the Effective Date, immediately prior to the making of the Term Loans on the Effective Date, the aggregate Commitment is equal to $60,000,000.00, and the amount of each Lender’s Commitment is set forth on Schedule 2.01.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 9.01(d).
“Company” means Lifetime Brands, Inc., a Delaware corporation.
“Compliance Certificate” means a certificate of a Financial Officer of the Company in substantially the form of Exhibit D.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.15 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of the last day of the most recent Test Period, determined on a pro forma basis.
“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis.
“Contribution Notice” means a contribution notice issued by the Pensions Regulator pursuant to Section 38 or 47 of the United Kingdom Pensions Act 2004.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” means any of the following:
(a)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 9.23.
“Credit Party” means the Administrative Agent or any Lender.
“Deemed Dividend Issue” means, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the applicable Loan Party under Section 956 of the Code and the effect of such repatriation causing adverse tax consequences to the Company or such Loan Party, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Deposit Account Control Agreement” has the meaning assigned to such term in the Security Agreement.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:
(a)matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;
(b)is or becomes convertible into or exchangeable for, either mandatorily or at the option of the holder thereof, Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or
(c)is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Company or any Subsidiary, in whole or in part, at the option of the holder thereof;
in each case, on or prior to the date that is ninety one (91) days after the date specified in clause (i) of the definition of “Maturity Date” (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Effective Date, the Effective Date); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after Payment in Full and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lenders” means (a) entities that have been specifically identified by the Company to the Administrative Agent in writing prior to the Effective Date with the reasonable consent of the Administrative Agent, (b) entities that are reasonably determined by the Company to be competitors of the Company or its subsidiaries and which are specifically identified in a written supplement to the list of “Disqualified Lenders”, which supplement shall become effective three (3) Business Days after delivery thereof to the Administrative Agent and the Lenders in accordance with Section 9.01 and (c) in the case of the foregoing clauses (a) and (b), any of such entities’ Affiliates to the extent such Affiliates (x)(i) are clearly identifiable as Affiliates of such entities based solely on the similarity of such Affiliates’ and such entities’ names and (ii) are not affiliates that are primarily engaged in, or that advise funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (such affiliates, “Bona Fide Debt Funds”) or (y)(i) upon reasonable notice to the Administrative Agent after the Effective Date, are identified as Affiliates in writing after the Effective Date in a written supplement to the list of “Disqualified Lenders”, which supplement shall become effective three (3) Business Days after delivery to the Administrative Agent and the Lenders, but which shall not apply retroactively to disqualify any parties that have previously acquired (or entered into a trade to acquire) an assignment or participation interest in the Loans and (ii) are not Bona Fide Debt Funds. It is understood and agreed that (i) any supplement to the list of Persons that are Disqualified Lenders contemplated by the foregoing clause (b) or (c) shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such Loans), (ii) the Administrative Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Lender, (iii) the Company’s failure to deliver such list (or supplement thereto) in accordance with Section 9.01 shall render such list (or supplement) not received and not effective and (iv) “Disqualified Lender” shall exclude any Person that the Company has designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent from time to time in accordance with Section 9.01.
“Dividing Person” has the meaning assigned to it in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Documents” has the meaning assigned to such term in the Security Agreement.
“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Loan Party” means, collectively, the Company and each Material Domestic Subsidiary or other Person organized under the laws of a jurisdiction located in the U.S. that is or becomes a party hereto and to the Security Agreement on the Effective Date or pursuant to Section 5.14 and their respective successors and permitted assigns.
“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.
“DQ List” has the meaning assigned to such term in Section 9.04(d)(iv).
“Earn Out Obligations” means and includes any cash earn out obligations, performance payments or similar obligations of the Company or any of its Subsidiaries to any sellers arising out of or in connection with any acquisition permitted hereunder, including any Permitted Acquisition, but excluding any working capital adjustments or payments for services or licenses provided by such sellers.
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for such Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Accounts” means, (i) except as expressly provided below in this definition, at any time that an ABL Commitment is in effect, Eligible Accounts of the Domestic Loan Parties as determined by the ABL Agent in accordance with the ABL Credit Agreement (as in effect as of the date hereof and as amended in accordance with the terms of the ABL/Term Loan Intercreditor Agreement), and (ii) at such time as no ABL Commitment is in effect, the Accounts of any Loan Party which the Administrative Agent determines in its Permitted Discretion are eligible for inclusion in the Borrowing Base. Without limiting the Administrative Agent’s Permitted Discretion to the extent applicable in accordance with the immediately preceding sentence, Eligible Accounts shall not include any Account:
(a)which is not subject to a perfected security interest in favor of the Administrative Agent;
(b)which is an Excluded Asset;
(c)which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Lien permitted under Section 6.02(a), or (iii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;
(d)which (i) is unpaid more than 120 days after the date of the original invoice therefor or more than 90 days after the original due date, or (ii) has been written off the books of such Loan Party or otherwise designated as uncollectible;
(e)which is owing by an Account Debtor for which 50% or more of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (d) above;
(f)which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to such Loan Party exceeds 15% of the aggregate amount of Eligible Accounts; provided that, if such Account Debtor has a long-term senior unsecured debt rating at such time of Baa2 or better by Moody’s and/or BBB or better by S&P, then Accounts owing from such Account Debtor shall not be excluded from “Eligible Accounts” pursuant to this clause, to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to such Loan Party does not exceed 35% of the aggregate amount of Eligible Accounts;
(g)with respect to which any covenant, representation, or warranty of any Loan Party contained in any Loan Document has been breached or is not true;
(h)which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(i)for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Loan Party or if such Account was invoiced more than once;
(j)with respect to which any check or other instrument of payment has been returned uncollected for any reason;
(k)which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, restructuring official, observer, administrator, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under the bankruptcy laws of any jurisdiction, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;
(l)which is owed by any Account Debtor which has sold all or substantially all of its assets;
(m)which is owed by an Account Debtor which (i) does not maintain its chief executive office or registered office in the U.S., Canada, or (ii) is not organized under applicable law of the U.S., any state of the U.S., the District of Columbia, Canada, or any province of Canada, unless, in either case, such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent;
(n)which is owed in any currency other than Dollars or Canadian dollars;
(o)which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent which is in the possession of the Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;
(p)which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;
(q)which, for any Account Debtor, exceeds a credit limit determined by the Administrative Agent, to the extent of such excess;
(r)which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(s)which is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;
(t)which is evidenced by any promissory note, chattel paper, or instrument;
(u)which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;
(v)with respect to which such Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;
(w)which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the FRB;
(x)which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Loan Party has or has had an ownership interest in such goods, or which indicates any party other than such Loan Party as payee or remittance party;
(y)which was created on cash on delivery terms;
(z)which is subject to any limitation on assignments or other security interests (whether arising by operation of law, by agreement or otherwise), unless the Administrative Agent has determined that such limitation is not enforceable;
(aa)which is governed by the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia;
(bb)in respect of which the Account Debtor is a consumer within applicable consumer protection legislation;
(cc)which the Administrative Agent determines may not be paid by reason of the Account Debtor’s inability to pay; or
(dd)which is owing by an Approved Account Debtor.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrowers shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate, provided that in the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder due to a Bankruptcy Event of the Account Debtor, the Borrowers shall notify the Administrative Agent thereof promptly after the applicable Loan Party has knowledge thereof and this shall be reflected on the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the applicable Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account.
Notwithstanding clause (i) of the lead in to this definition, no Accounts of any Loan Party joined hereto after the Effective Date shall constitute an “Eligible Account” unless and until the Administrative Agent has received an Acceptable Field Examination with respect to such Accounts; provided, however, that the foregoing requirement shall not apply if the sum of the face amount of the Accounts of such Loan Party and the purchase price paid for the Inventory of such Loan Party is less than $25,000,000.
“Eligible Intellectual Property” means, at any time of determination, the Specified Intellectual Property of a Borrower which the Administrative Agent determines in its Permitted Discretion is eligible for inclusion in the Borrowing Base that is not otherwise excluded as ineligible by virtue of one or more of the criteria set forth below; provided, however, that such criteria may be revised from time to time by Administrative Agent in Administrative Agent’s Permitted Discretion. Eligible Intellectual Property shall not include any item of Intellectual Property if:
(a)a Loan Party is not either (i) the owner of record of such Intellectual Property with good, valid and marketable title to such Intellectual Property; or (ii) the licensee of such Intellectual Property, pursuant to a valid and effective license agreement which remains in full force and effect, and no material default shall have occurred and be continuing thereunder, and the Administrative Agent shall have approved such Intellectual Property as Eligible Intellectual Property in its Permitted Discretion and, to the extent required by the Administrative Agent, the applicable licensor shall have entered into a licensor consent or similar agreement in form and substance satisfactory to the Administrative Agent;
(b)such Intellectual Property is not validly registered with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable;
(c)such Intellectual Property is not subject to a properly perfected Lien in favor of Administrative Agent that is enforceable against any subsequent purchasers or transferee thereof;

(d)such Intellectual Property does not conform to all applicable representations and warranties respecting Eligible Intellectual Property in the Loan Documents;

(e)such Intellectual Property is subject to any Lien other than a lien in favor of Administrative Agent, other than (i) subject to the terms and conditions of the ABL/Term Loan Intercreditor Agreement, Liens in favor of the ABL Agent pursuant to the ABL Facility and (ii) non-consensual Permitted Encumbrances arising as a matter of law and not for borrowed money;
(f)such Intellectual Property is subject to any licensing, trademark, trade name or other agreement with any third Person (i) which would require any consent of any third Person for the sale or disposition of such Intellectual Property (which consent has not been obtained) or the payment of any monies to any third Person upon such sale or other disposition (to the extent of such monies) or (ii) from whom any Loan Party has received notice of a dispute in respect of such agreement, to the extent that the Administrative Agent determines, in its Permitted Discretion, that such dispute could be expected to prevent or impair the sale of such Intellectual Property;
(g)such Intellectual Property is subject to any valid claim or assertion (whether in writing, by suit or otherwise) that any Loan Party’s ownership or use of such Intellectual Property violates the Intellectual Property of any other Person (to the extent of any diminution in value resulting therefrom as determined by the Administrative Agent in its Permitted Discretion); or
(h)such Intellectual Property is not included in the most recent appraisal of Intellectual Property received by the Administrative Agent from time to time in accordance with this Agreement.
“Eligible In-Transit Inventory” means, (i) except as expressly provided below in this definition, at any time that an ABL Commitment is in effect, Eligible Inventory described in subsection (h)(y) of the definition of Eligible Inventory in the ABL Credit Agreement (as in effect as of the date hereof and as amended in accordance with the terms of the ABL/Term Loan Intercreditor Agreement) as determined by the ABL Agent in accordance with the ABL Credit Agreement (as in effect as of the date hereof and as amended in accordance with the terms of the ABL/Term Loan Intercreditor Agreement), and (ii) at such time as no ABL Commitment is in effect, Inventory that does not qualify as Eligible Inventory solely because such Inventory is in transit with a common carrier from vendors and suppliers, but as to which:
(a)the aggregate amount of such in-transit Inventory (based on invoiced amounts) does not exceed $30,000,000 in the aggregate for all Loan Parties at any time (or, to the extent resulting in greater availability for the Borrowers, not more than 25% of the aggregate amount of the Borrowing Base is attributable to such in-transit Inventory);
(b)notwithstanding clause (i) of the lead in to this definition, within forty-five (45) days after the Effective Date, the Administrative Agent shall have received a duly executed Collateral Access Agreement from the applicable Loan Party’s customs broker with respect to such Inventory (it being understood and agreed that such Collateral Access Agreement shall be required with respect to such Inventory of Domestic Loan Parties located in the U.S. only if such Inventory is held by a customs broker);

(c)notwithstanding clause (i) of the lead in to this definition, arrangements reasonably satisfactory to the Administrative Agent with respect to the “bills of lading” and other “documents of title” (each as defined in the UCC) relating to such Inventory shall have been made in order to protect the interests of the Administrative Agent (for the benefit of the Secured Parties) in such “documents of title” (as defined in the UCC) and such Inventory (for the avoidance of doubt, the requirements of this paragraph shall be satisfied if, within forty-five days after the Effective Date, the Company, the Administrative Agent, the ABL Agent, and Barinco International Corp. (the “Customer Broker”) enter into an amendment to that certain In Transit Inventory Agreement dated as of May 31, 2019 by and among the Company, the ABL Agent, and the Customs Broker (the “Existing In Transit Agreement”), which amendment shall provide for no substantial modifications to the Existing In Transit Agreement, except (x) the Administrative Agent shall be added as a party thereto, and (y) the definition of “Threshold Event” therein shall be amended to be defined as the date on which ABL Availability is less than $25,000,000); and
(d)such in-transit Inventory has not been in transit for more than 60 days; provided that, in the Administrative Agent’s Permitted Discretion, such 60-day period may be extended for up to 15 additional days solely to the extent the delay is caused by a Force Majeure Event, so long as the Company has delivered to the Administrative Agent documentation, in form and substance satisfactory to the Administrative Agent, evidencing such Force Majeure Event and reasonably establishing that such Inventory is expected to arrive no later than the end of such extended period.
“Eligible Inventory” means, (i) except as expressly set forth below in this definition, at any time that an ABL Commitment is in effect, Eligible Inventory of the Domestic Loan Parties as determined by the ABL Agent in accordance with the ABL Credit Agreement (as in effect as of the date hereof and as amended in accordance with the terms of the ABL/Term Loan Intercreditor Agreement), and, (ii) at such time as no ABL Commitment is in effect, the Inventory of a Loan Party which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Term Loans. Without limiting the Administrative Agent’s Permitted Discretion, to the extent applicable in accordance with the immediately preceding sentence, Eligible Inventory shall not include any Inventory:
(a)which is not subject to a perfected Lien (governed by the laws of the jurisdiction in which the applicable Loan Party is organized) in favor of the Administrative Agent;
(b)which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Lien permitted under Section 6.02(a) or (iii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;
(c)which is, in the Administrative Agent’s opinion, obsolete, damaged or not saleable within one year from the date of acquisition or creation thereof;

(d)bearing, incorporating or sold under any trademark, trade name, brand name, logo, copyright or other intellectual property rights of any Person other than a Loan Party, unless the applicable Loan Party has the legal and contractual right to sell such Inventory in the ordinary course of business;
(e)with respect to which any covenant, representation, or warranty contained in any Loan Document has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;
(f)in which any Person other than the applicable Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;
(g)which constitutes work-in-process Inventory; provided that work-in-process Inventory that constitutes the precious metals component of such Inventory having a value not exceeding $4,000,000 in the aggregate for all Loan Parties at any time shall not be excluded from “Eligible Inventory” pursuant to this clause;
(h)which is not finished goods or which constitutes raw materials (other than precious metals), spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;
(i)which is not located in the U.S. or is in transit with a common carrier from vendors and suppliers; provided that, for purposes of clarity, Inventory located in the Commonwealth of Puerto Rico shall be deemed to be located in the U.S. for purposes of this clause;
(j)notwithstanding clause (i) of this definition, which is located in any location leased by the applicable Loan Party unless, other than for the forty-five (45) days immediately following the Effective Date (or such longer period of time as Administrative Agent agrees to in its sole discretion), (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the ABL Agent in an amount reasonably acceptable to the Administrative Agent;
(k)notwithstanding clause (i) of this definition, which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless, other than for the forty-five (45) days immediately following the Effective Date (or such longer period of time as Administrative Agent agrees to in its sole discretion), (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the ABL Agent in an amount reasonably acceptable to the Administrative Agent;

(l)which is being processed offsite at a third-party location or outside processor, or is in-transit to or from said third party location or outside processor;

(m)which is a discontinued product or component thereof;
(n)which is the subject of a consignment by the applicable Loan Party as consignor;
(o)which is not reflected in a current perpetual inventory report of the applicable Loan Party;
(p)for which reclamation or similar rights have been asserted by the seller;
(q)which is subject to any custom duties that are or may become due and payable and are unpaid;
(r)which has been acquired from a Sanctioned Person; or
(s)for which any supply contract relating to such Inventory expressly includes retention of title rights, including any retention of title arrangements or rights of retention in favor of the related vendor or supplier.
In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrowers shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate, provided that in the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder due to the termination of a Collateral Access Agreement or substantial damage to more than $2,500,000 of the then-Eligible Inventory, the Borrowers shall notify the Administrative Agent thereof promptly after the applicable Loan Party has knowledge thereof and this shall be reflected on the next Borrowing Base Certificate.
Notwithstanding clause (i) of this definition, no Inventory of any Loan Party joined hereto after the Effective Date shall constitute “Eligible Inventory” unless and until the Administrative Agent has received an Acceptable Inventory Appraisal and/or Acceptable Field Examination with respect to such Inventory; provided, however, that the foregoing requirement shall not apply if the sum of the face amount of the Accounts of such Loan Party and the purchase price paid for the Inventory of such Loan Party is less than $25,000,000.
“Eligible Investment-Grade Account” means an Eligible Account owing by an Account Debtor that has an Investment Grade Rating at such time as determined by the ABL Agent so long as an ABL Commitment is in effect, and by the Administrative Agent, at such time as no ABL Commitment is in effect.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the presence of or exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equipment” has the meaning assigned to such term in the Security Agreement.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, in critical status or in reorganization, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Assets” means: (i) any fee-owned real property that does not constitute Material Real Property and all leasehold interests in real property, (ii) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (iii) assets in respect of which pledges and security interests are prohibited by applicable U.S. law, rule or regulation or by agreements with any U.S. governmental authority (other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute Excluded Assets, (iv) margin stock, (v) assets subject to certificates of title (including motor vehicles (other than motor vehicles subject to certificates of title, provided that perfection of security interests in such motor vehicles shall be limited to the filing of UCC financing statements), aircraft and aircraft engines), letter of credit rights with a value of less than $2,500,000 (other than to the extent the security interest in such letter of credit right may be perfected by the filing of UCC financing statements) and commercial tort claims with a value of less than $2,500,000, (vi) any lease, license, capital lease obligation or other agreement or any property subject to a purchase money security interest or similar agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, capital lease obligation or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) (other than (x) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (y) to the extent that any such term has been waived or (z) to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such term, such assets shall automatically cease to constitute Excluded Assets, (vii) assets to the extent a security interest in such assets would result in material adverse tax consequences to the Company or any of its subsidiaries as reasonably determined by the Company in consultation with the Administrative Agent, (viii) Equity Interests in any Excluded Subsidiary, and (ix) those assets as to which the Administrative Agent and the Company reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby. Notwithstanding the foregoing, Excluded Assets shall not include (A) any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets), or (B) any Inventory, Accounts or Specified Intellectual Property included in the Borrowing Base.
“Excluded Subsidiary” means any Subsidiary that constitutes (a) a dormant entity with no material assets, (b) an entity that is actively in the process of being dissolved and/or (c) an entity that has been formed but does not yet have any material assets.
“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient:
(a)income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located;
(b)any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which any Lender is located;
(c)in the case of a Non-U.S. Lender, any U.S. Federal withholding Taxes resulting from any law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.18(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Taxes pursuant to Section 2.18(a);
(d)any U.S. Federal withholding Taxes imposed under FATCA; and
(e)[reserved].
“Existing Term B Credit Agreement” means that certain Loan Agreement dated as of March 2, 2018, among Lifetime Brands, Inc., as borrower, the other loan parties from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the lenders from time to time party thereto, as amended, restated, supplemented or otherwise modified prior to the Effective Date.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“FCCR Test Period” means any period (a) commencing on the last day of the most recently ended Test Period on or prior to the date ABL Availability is less than the greater of $12,500,000 and 10% of the ABL Line Cap (without giving effect to the Term Loan Push-Down Reserve, if any) at any time and (b) ending on the day after ABL Availability has exceeded the greater of $12,500,000 and 10% of the ABL Line Cap (without giving effect to the Term Loan Push-Down Reserve, if any) for forty-five (45) consecutive days.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below the Floor, then the rate determined pursuant to this definition shall be deemed to be the Floor).
“Fee Letter” means that certain Fee Letter agreement dated as of the Effective Date, by and among the Borrowers and the Administrative Agent.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower.
“Financial Support Direction” means a financial support direction issued by the Pensions Regulator pursuant to Section 43 of the United Kingdom Pensions Act 2004.
“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any Loan Party directly owns or Controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.
“Fitch” means Fitch Ratings Inc., and any successor thereto.
“Fixed Charges” means, with reference to any period, without duplication, (a) cash Interest Expense, plus (b) the aggregate amount of prepayments and scheduled principal payments of Indebtedness by the Company and its Subsidiaries made during such period (in the case of repayments and prepayments of the ABL Facility, solely to the extent accompanied by a permanent reduction in the ABL Commitment), plus (c) the positive difference, if any, of (i) the expense for income taxes paid in cash during such period by the Company and its Subsidiaries, excluding taxes paid with respect to the Specified Adjustment, minus (ii) the aggregate amount of any cash income taxes refunded in such period, plus (d) the aggregate amount of Restricted Payments paid by the Company in cash during such period, plus (e) cash payments made in respect of Earn Out Obligations during such period.
“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Adjusted EBITDA, less the Specified Adjustment, minus the unfinanced portion of Capital Expenditures to (b) Fixed Charges, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.
“Fixtures” has the meaning assigned to such term in the Security Agreement.

“Flood Insurance Requirements” means Administrative Agent has received evidence indicating whether the improvements or any part thereof on any real property required to be subject to a Lien in favor of the Administrative Agent are or will be located within a “Special Flood Hazard Area” as designated on maps prepared by the Federal Emergency Management Agency, and, if so, a flood notification form signed by Borrower Representative and evidence that a flood insurance policy or policies are in place for such improvements on the property and contents or other Collateral, as applicable, all in form, substance and amount satisfactory to Administrative Agent and at a minimum in compliance with applicable Flood Laws.
“Flood Laws” means the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Biggert-Waters Flood Insurance Act of 2012, as such statutes may be amended or re-codified from time to time, any substitutions, any regulations promulgated under such Flood Laws, and all other legal requirements relating to flood insurance. “Floor” means a rate of interest equal to two percent (2%) per annum.
“Force Majeure Event” means, with respect to any Inventory in transit by sea, any event or circumstance beyond the Borrowers’ reasonable control that delays or prevents shipment, transshipment, unloading, customs clearance, release, delivery, or receipt of such Inventory, including severe weather, natural disasters, war, terrorism, piracy, labor disruptions, port or carrier delays, port congestion, canal or shipping lane closures, customs or governmental delays, embargoes, sanctions-related disruptions, pandemics, vessel casualties, equipment shortages, or other similar logistics disruptions.
“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Funding Account(s)” has the meaning assigned to such term in Section 4.01(l).
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.
“IBA” has the meaning assigned to such term in Section 1.06.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out and (l) any other Off-Balance Sheet Liability; provided, that the term Indebtedness shall not include endorsements for collection or deposit in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, the term “Indebtedness” shall not include (i) purchase price adjustments, earnouts, holdbacks or deferred payments of a similar nature (including deferred compensation representing consideration or other contingent obligations incurred in connection with an acquisition), except in each case to the extent that such amount payable is, or becomes, reasonably determinable and contingencies have been resolved or such amount would otherwise be required to be reflected on a balance sheet prepared in accordance with GAAP; (ii) current accounts payable incurred in the ordinary course of business; (iii) obligations in respect of non-competes and similar agreements; (iv) Swap Obligations; (v) obligations for banking services; or (vi) licenses and operating leases.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) Other Taxes.
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(c).
“Information” has the meaning assigned to such term in Section 9.12.
“Intellectual Property” has the meaning assigned to such term in the Security Agreement.
“Intercreditor Agreement” means (a) in respect of the ABL Facility, the ABL/Term Loan Intercreditor Agreement, (b) in respect of any other Indebtedness intended to be secured by some or all of the Collateral on a pari passu basis with the Obligations, an intercreditor agreement reasonably acceptable to the Administrative Agent, the terms of which are consistent with market terms governing security arrangements for the sharing of Liens on a pari passu basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such Liens, as reasonably determined by the Administrative Agent and the Company and (c) in respect of any other Indebtedness intended to be secured by some or all of the Collateral on a junior priority basis with the Obligations, an intercreditor agreement reasonably acceptable to the Administrative Agent the terms of which are consistent with market terms governing security arrangements for the sharing of Liens on a junior basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such Liens, as reasonably determined by the Administrative Agent and the Company.
“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit, bank guarantees and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP; provided that “Interest Expense” (i) shall not include, for any such period, any non-cash “mark-to-market” accounting adjustments in respect of such Swap Agreements and (ii) shall include, for any Test Period, discounts on accounts receivable sold pursuant to an Approved Account Sale in an aggregate amount not to exceed $2,000,000.
“Interest Payment Date” means the first Business Day of each calendar month and the Maturity Date.
“Inventory” has the meaning assigned to such term in the Security Agreement.

“Investment Grade Rating” means a rating equal to or higher than BBB-/Baa3 (or the equivalent) from two or more Rating Agencies.
“IP Advance Amount” means, on the Effective Date, the lesser of (i) 60% of the Appraised IP Value of Eligible Intellectual Property of the Loan Parties, and (ii) $30,000,000.00; provided that, commencing with the first scheduled amortization payment required pursuant to Section 2.11(a)(i), and on each subsequent date on which a scheduled amortization payment is required to be made pursuant thereto, (x) such 60% advance rate shall be automatically reduced by 1.509 percentage points, and (y) such $30,000,000 cap shall be automatically reduced by $750,000.00.
“IRS” means the United States Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Joinder Agreement” has the meaning assigned to such term in Section 5.14(a).
“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors, including its successors and its designated branch offices or affiliates (and their respective successors), including JPMorgan Chase Bank, N.A., London Branch.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.10 or an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, assignment by way of security, right of retention, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, retention of title arrangement, capital lease, right of reclamation or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means, collectively, this Agreement, the Intercreditor Agreements, the Fee Letter, any promissory notes issued pursuant to Section 2.11(e) of this Agreement, the Collateral Documents, the Loan Guaranty, each Compliance Certificate, each Borrowing Base Certificate and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent, any Lenders or any Secured Parties and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent, any Lender or any Secured Party in connection with this Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Guarantor” means each Loan Party.
“Loan Guaranty” means Article X of this Agreement.
“Loan Parties” means, collectively, the Company, and each Material Domestic Subsidiary or other Person organized under the laws of a jurisdiction located in the U.S. that is or becomes a party hereto and to the Security Agreement on the Effective Date or pursuant to Section 5.14, and their respective successors and permitted assigns.
“Loans” means the Term Loans and any other loans and advances made by the Administrative Agent or the Lenders pursuant to this Agreement.
“Long Term Debt” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.
“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.
“Material Acquisition” has the meaning assigned to such term in the definition of “Adjusted EBITDA”.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Lenders or the Secured Parties thereunder.
“Material Contract” [***]

“Material Domestic Subsidiary” means each Material Subsidiary that constitutes a Domestic Subsidiary.
“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

[***]
“Material Real Property” means real property located in the United States with a book value (as reflected in the financial statements delivered pursuant to Section 5.01(a), 5.01(b) or 5.01(c) (or, prior to the delivery of any such financial statements, the financial statements referred to in Section 3.04)) of more than $5,000,000 that is owned by a Loan Party.
“Material Subsidiary” means each Subsidiary (i) which, for the most recent Test Period, contributed greater than five percent (5%) of the Company’s Adjusted EBITDA less the Specified Adjustment for such period or (ii) which contributed greater than five percent (5%) of Consolidated Total Assets as of the last day of the most recent Test Period; provided that, if at any time the aggregate amount of Adjusted EBITDA, less the Specified Adjustment, or Consolidated Total Assets attributable to all Subsidiaries that are not Material Subsidiaries exceeds ten percent (10%) of Adjusted EBITDA less the Specified Adjustment for any such period or ten percent (10%) of Consolidated Total Assets as of the last day of any such period, the Company (or, in the event the Company has failed to do so within ten days, the Administrative Agent) shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.
“Maturity Date” means the earlier of (i) August 17, 2031, and (ii) the “Maturity Date” as defined in the ABL Credit Agreement (as in effect as of the Effective Date, but without giving effect to clause (ii) of the definition thereof).
“Maximum Liability” has the meaning assigned to such term in Section 10.10.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto; provided that, in the event the Mortgage shall be recorded in a jurisdiction which charges mortgage recording taxes, intangible taxes or documentary taxes or other similar taxes and/or charges, such Loan Party shall not be required to pay mortgage recording taxes, intangible taxes or documentary taxes or other similar taxes and/or charges beyond the amount that would entitle the Administrative Agent to recover under the applicable Mortgage an amount equal to the fair market value of the Material Real Property secured thereby.

“Mortgage Instruments” means such title reports, ALTA title insurance policies (with endorsements), evidence of zoning compliance, property insurance, flood certifications and, if any building located on the relevant real property is determined by the Federal Emergency Management Agency to be in a special flood hazard area, flood insurance (and, if applicable FEMA form acknowledgements of insurance), opinions of counsel, ALTA surveys, appraisals, environmental assessments and reports, mortgage tax affidavits and declarations and other similar information and related certifications as are requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
“Net Orderly Liquidation Value” means, with respect to Eligible Inventory or Eligible Intellectual Property of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent in its Permitted Discretion by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.
“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).
“Non-U.S. Lender” means a Lender that is not a U.S. Person.
“Non-U.S. Pension Plan” means any plan, scheme, fund (including any superannuation fund) or other similar program established, sponsored or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Obligated Party” has the meaning assigned to such term in Section 10.02.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries to any of the Lenders, the Administrative Agent, or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans.
“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or excise or property or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.
“Overadvance” has the meaning assigned to such term in Section 2.12(b).
“Paid in Full” or “Payment in Full” means, (a) the payment in full in cash of all outstanding Loans, together with accrued and unpaid interest thereon, (b) the payment in full in cash of the accrued and unpaid fees, (c) the payment in full in cash of all reimbursable expenses and other Secured Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (d) the termination of all Commitments, and (e) [reserved].

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment” has the meaning assigned to such term in Section 8.07(c).
“Payment Condition” means, with respect to any proposed designated action on any date, a condition that is satisfied if (a) both immediately before and immediately after giving effect to the proposed designated action on such date, no Default or Event of Default shall have occurred and be continuing and (b) either (i) after giving effect to such proposed designated action as if it occurred on the first day of the applicable Pro Forma Period, the pro forma ABL Availability shall be greater than the greater of $30,000,000 and 20% of the ABL Line Cap (without giving effect to the Term Loan Push-Down Reserve, if any) at all times during such Pro Forma Period, or (ii) both (x) after giving effect to such proposed designated action as if it occurred on the first day of such Pro Forma Period, the pro forma ABL Availability shall be greater than the greater of $20,000,000 and 15% of the ABL Line Cap (without giving effect to the Term Loan Push-Down Reserve, if any) at all times during such Pro Forma Period, and (y) the Fixed Charge Coverage Ratio, computed on a pro forma basis for the period of four consecutive fiscal quarters ending on the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01, shall be greater than 1.10 to 1.00.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pensions Regulator” means the body corporate called the “Pensions Regulator,” established pursuant to Part I of the United Kingdom Pensions Act 2004.
“Permitted Acquisition” means any Acquisition by any Loan Party or Subsidiary in a transaction that satisfies each of the following requirements:
(a)such Acquisition is not a Hostile Acquisition;
(b)such Person or division or line of business is engaged in the same or a similar line of business as the Company or any of its Subsidiaries or any business activities reasonably related or ancillary thereto;
(c)no Default exists at the time of such Acquisition or would result therefrom;

(d)if such Acquisition constitutes a Material Acquisition, the Administrative Agent shall have received a description of the material terms of such Acquisition and the audited financial statements (or, if unavailable, such financial information as may be available to the Company or any of its Affiliates) of such Person or division or line of business of such Person for its two most recently ended fiscal years and for any fiscal quarters ended within the fiscal year to-date for which such financial statements are available;
(e)if such Acquisition involves a merger, amalgamation or a consolidation involving the Company or any other Loan Party, the Company or a Loan Party, as applicable, shall be the surviving entity in compliance with Section 6.03 (subject to any grace periods specified in Section 5.14); and
(f)the Company shall have delivered to the Administrative Agent final executed material documentation relating to such Acquisition promptly after request therefor by the Administrative Agent.
“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Encumbrances” means:
(a)Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;
(c)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)deposits to secure the performance of bids, trade contracts, government contracts, leases, statutory or regulatory obligations, surety, customs and appeal bonds, performance and return of money bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
(f)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary; and

(g)Liens solely on cash earnest money deposits made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Investments” means:

(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any Lender, or by any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e)money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and
(f)in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Prepayment Event” means:
(a)any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset included in any Borrowing Base pursuant to Section 6.05(g); provided that, with respect to this clause (a), no proceeds shall constitute Net Proceeds in any fiscal year unless and until the aggregate amount of all Net Proceeds in such fiscal year exceeds $5,000,000; or
(b)any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset included in any Borrowing Base with a fair market value immediately prior to such event equal to or greater than $5,000,000.
“Pro Forma Period” means the period commencing ninety (90) days prior to the date of any proposed designated action and ending on the date of such proposed designated action.
“Protective Advances” has the meaning assigned to such term in Section 2.02(b).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 9.23.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other Person as constitutes an ECP and can cause another Person to qualify as an ECP at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Equity Interests” means Equity Interests of the Company other than Disqualified Equity Interests.
“Rating Agencies” means Fitch, Moody’s and S&P.
“Recipient” means, as applicable, (a) the Administrative Agent, and (b) any Lender.
“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the original principal amount (or accreted value, if applicable) of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control, fundamental change, or upon conversion or exchange in the case of convertible or exchangeable Indebtedness or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to (i) if such Refinancing Indebtedness is secured on a pari passu basis with the Loans, the maturity of such Original Indebtedness or (ii) otherwise, the date that is ninety one (91) days after the Maturity Date; (d) the Weighted Average Life to Maturity of such Refinancing Indebtedness shall be longer than the Weighted Average Life to Maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing; (e) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of any Borrower if such Borrower shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or of such Borrower only to the extent of their obligations in respect of such Original Indebtedness; (f) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; (g) if secured by the Collateral on a junior lien basis or if unsecured, such Refinancing Indebtedness does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, customary asset sale or event of loss mandatory offers to purchase and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange in the case of convertible or exchangeable Indebtedness) prior to the latest maturity date of the Indebtedness being refinanced, (h) such Refinancing Indebtedness does not contain covenants, events of default and other terms customary for similar Indebtedness in light of then-prevailing market conditions that, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption premiums), are more favorable (as reasonably determined by the Borrower Representative in good faith) to the lenders, holders or investors, as the case may be, providing such Refinancing Indebtedness than those applicable to the relevant Original Indebtedness (provided that a certificate of a Financial Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Refinancing Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Refinancing Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the requirement of this clause (h) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower Representative within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)), and (i) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent (and, if such Original Indebtedness is subject to an Intercreditor Agreement, such Refinancing Indebtedness shall, if secured, be subject to an Intercreditor Agreement).

“Register” has the meaning set forth in Section 9.04(b).

“Regulation D” means Regulation D of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.
“Rent Reserve” with respect to any store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located, a Reserve imposed by ABL Agent against the ABL Borrowing Base (or, subject to the final proviso of the definition of “Reserves”, the Administrative Agent) equal to two (2) months’ rent at such store, warehouse distribution center, regional distribution center or depot.
“Report” means (a) any report prepared by the Administrative Agent or another Person (other than a Loan Party) showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties (or any representative of the Loan Parties), after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent and (b) any other report, document or certificate prepared or compiled by the Administrative Agent or another Person (other than a Loan Party) utilizing the Reports in clause (a) above or such other information furnished by or on behalf of the Loan Parties (or any representative of the Loan Parties) pertaining to their assets, in each case which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders holding more than 50% of the then aggregate outstanding principal balance of the Term Loans.
“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation, bylaws, or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserves” means, any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Rent Reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, unindemnified or underindemnified liabilities or potential liabilities with respect to any litigation, reserves for extended or extendable retention of title over Accounts and reserves for taxes, fees, assessments and other governmental charges, and reserves in respect of Eligible Intellectual Property; provided, that Reserves imposed by the Administrative Agent shall not be duplicative of reserves imposed and maintained by the ABL Agent against the ABL Borrowing Base; provided, further, however, that to the extent the Administrative Agent determines in its Permitted Discretion that any reserves established by the ABL Agent are insufficient in relation to the risks and/or conditions for which such reserves are imposed, the foregoing shall not be deemed to limit the Administrative Agent from imposing such additional or incremental reserves against the Borrowing Base as the Administrative Agent deems necessary in its Permitted Discretion.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, general counsel, a Financial Officer, or a member of the senior management team of the Company or any other Person designated by any such Person in writing to the Administrative Agent and reasonably acceptable to the Administrative Agent.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce, United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).
“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“Secured Obligations” means all Obligations; provided that, the definition of “Secured Obligations” shall not create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.
“Secured Parties” means the holders of the Secured Obligations from time to time and shall include (i) each Lender in respect of its Term Loans respectively, (ii) the Administrative Agent and the Lenders in respect of all other present and future obligations and liabilities of the Company and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) [reserved], (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Company or any Subsidiary to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.
“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the Effective Date, between the Loan Parties and the Administrative Agent, for the benefit of the Secured Parties, as the same may be amended, restated or otherwise modified from time to time.

“Senior Indebtedness” means, at any time, the aggregate principal amount of all Indebtedness (other than Subordinated Indebtedness) of the Company and its Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“Specified Adjustment” means, for any trailing twelve-month period, IEEPA tariff refunds pursuant to the February 20, 2026 U.S. Supreme Court ruling, paid or accrued and included in Net Income for such period, net of any applicable accrual adjustments (positive or negative).
“Specified Intellectual Property” means Intellectual Property of the Loan Parties identified on Schedule 3.05(b) hereof as the “Specified Intellectual Property” as the same may be modified from time to time by agreement of the parties in accordance with Section 9.02.

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“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations.
“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.
“Supermajority Lenders” means, at any time, Lenders holding at least 66 2/3% of the then aggregate outstanding principal balance of the Loans.
“Supported QFC” has the meaning assigned to it in Section 9.23.
“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its Subsidiaries shall be a Swap Agreement.
“Swap Obligation” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a Loan made by a Lender pursuant to Section 2.01.
“Term Loan Push-Down Reserve” means, as of any date of calculation of the Borrowing Base, determined by reference to the most recently delivered Borrowing Base Certificate (or, if applicable, the amount set forth in the Term Loan Push-Down Reserve Correction Notice delivered by the Administrative Agent to the ABL Agent pursuant to the ABL/Term Loan Intercreditor Agreement), a reserve implemented by the ABL Agent against the ABL Borrowing Base in an amount equal to the amount (if any) by which the aggregate outstanding principal balance of the Term Loans exceeds the Borrowing Base.
“Term Loan Push-Down Reserve Correction Notice” has the meaning set forth in the ABL/Term Loan Intercreditor Agreement.
“Term SOFR” means, at any time of determination for any month, the sum of (a) greater of (x) the Floor and (y) the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the first day of such month for Dollar deposits with a term equivalent to three months; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto.  Term SOFR shall be determined on a monthly basis as of the first day of each month.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Test Period” means, for any date of determination under this Agreement, the period of twelve consecutive months most recently ended on or prior to such date.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) an amount equal to (i) Consolidated Total Indebtedness, as of the last day of the Test Period ending on or prior to such date of determination minus (ii) the aggregate amount of unrestricted and unencumbered cash and Permitted Investments included in the consolidated balance sheet of the Company and its subsidiaries as of such date, which aggregate amount shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date to (b) Adjusted EBITDA of the Company and its Subsidiaries for such Test Period, less the Specified Adjustment.

“Transaction Costs” means any fees or expenses incurred or paid by the Company or any Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.
“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of this Agreement, the borrowing of the Term Loans, the use of the proceeds thereof, and the granting of Liens by the Loan Parties under the Loan Documents, (b) the execution, delivery and performance by the Loan Parties of the ABL Loan Documents to which they are a party, the borrowing of loans thereunder, the use of the proceeds thereof and the granting of Liens by the Loan Parties under the ABL Loan Documents, (c) [reserved], (d) the termination and cancellation of the Existing Term B Credit Agreement and the repayment of Indebtedness thereunder, (e) [reserved], (f) the consummation of any other transactions in connection with the foregoing and (g) the payment of the fees and expenses incurred in connection with any of the foregoing.
“Type”, when used in reference to any Loan, refers to whether the rate of interest on such Loan is determined by reference to Term SOFR or Base Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) [reserved]; (ii) any obligation (including any guarantee and any indemnity obligations under the Loan Documents that are not then due and payable or for which any claims that would give rise thereto are not then pending) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
“U.S.” means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.23.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02Classification of Loans. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term SOFR Loan” or a “Base Rate Loan”).
SECTION 1.03Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04Accounting Terms; GAAP; Pro Forma Calculations.
(a)Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (x) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (y) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (ii) any obligations relating to a lease that was accounted for as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.
(b)All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated after giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder, to determine whether such acquisition, disposition, issuance, incurrence or assumption of Indebtedness or other transaction is permitted to be consummated hereunder) immediately after giving effect to such acquisition, disposition, issuance, incurrence or assumption of Indebtedness or other transaction consummated since the first day of the period for which such pro forma computation is being made and on or prior to the date of such computation, as if such transaction had occurred on the first day of the most recent Test Period, and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of (but without giving effect to any synergies or cost savings, except as set forth in the definition of “Adjusted EBITDA”) and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X (as in effect prior to January 1, 2021) under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period for which such pro forma computation is being made (taking into account any Swap Agreement applicable to such Indebtedness).
SECTION 1.05Status of Obligations. In the event that the Company or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Company shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and, subject to Section 8.09(b), to exercise, any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such other Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Administrative Agent and the Lenders may have and may exercise, any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.
SECTION 1.06Interest Rates; Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.15(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.07Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.08Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE TERM LOANS
SECTION 2.01Commitments. Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make a Term Loan to the Borrowers in Dollars on the Effective Date, in an amount equal to such Lender’s Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed, and upon each Lender’s making of its Term Loan, the Commitment of such Lender shall be terminated. On the Effective Date, the Administrative Agent shall transfer the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds to the Funding Account.
SECTION 2.02Loans.

(a)All Loans made under this Agreement shall be Term SOFR Loans unless the provisions of Section 2.15 shall apply.
(b)The Administrative Agent, without the request of the Company, may advance (i) any interest, fee, service charge (including direct wire fees), expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document, or (ii) protective advances which the Administrative Agent in its reasonable business judgment determines to be necessary or desirable to, directly or indirectly, maintain, protect or preserve the value of the Collateral and/or the Administrative Agent’s rights therein as determined in the discretion of the Administrative Agent, including to preserve the Loan Parties’ business assets and infrastructure, including for the payment of insurance premiums and real estate, ad valorem, and excise taxes, fund an orderly liquidation or wind-down of the Loan Parties’ assets or business or an insolvency proceeding (whether or not occurring prior to or after the commencement of an insolvency proceeding), or enhance the likelihood of, or maximize the amount of, repayment of the Obligations (collectively, “Protective Advances”), and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Administrative Agent shall advise the Company of any such advance or charge promptly after the making thereof. Any amount which is added to the principal balance of the Loans as provided in this Section 2.02(b) shall bear interest at the interest rate then and thereafter applicable to Term Loans and shall constitute Secured Obligations hereunder and under the other Loan Documents. Any Protective Advance made by the Administrative Agent under this Section 2.02(b) shall be funded solely by, and shall be for the sole account of, the Administrative Agent.

SECTION 2.03[Reserved].
SECTION 2.04[Reserved].
SECTION 2.05[Reserved].
SECTION 2.06[Reserved].
SECTION 2.07[Reserved].
SECTION 2.08[Reserved].
SECTION 2.09[Reserved].
SECTION 2.10Increase in Commitments.
(a)[Reserved]
(b)[Reserved]
(c)[Reserved]
(d)[Reserved]

(e)The Company shall have the right to increase the total Commitments by obtaining additional Commitments, either from one or more of the Lenders or another lending institution (other than an Ineligible Institution); provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, (ii) the Company may make a maximum of five (5) such requests, (iii) after giving effect thereto, the sum of the total of the Commitments does not exceed $100,000,000, (iv) the Administrative Agent has approved the identity of any such new Lender, such approval not to be unreasonably withheld, (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, (vi) the procedures described in Section 2.10(f) have been satisfied and (vii) such requested increase shall be permitted under the ABL Credit Agreement. Nothing contained in this Section 2.10 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.
(f)Any amendment hereto for such an increase shall be in form and substance reasonably satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and the Lender(s) being added or increasing their Commitment. As a condition precedent to such an increase, the Borrowers shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect is true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect is true and correct in all respects) as of such earlier date and (2) no Default exists and (ii) legal opinions and documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Loan Parties.

(g)On the effective date of any such increase in the Commitments, any Lender increasing (or, in the case of any newly added Lender, extending) its Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Term Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Term Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Term Loans then outstanding and amounts of principal, interest commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation. Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise Schedule 2.01 to reflect such increase and shall distribute such revised Schedule 2.01 to each of the Lenders and the Borrowers, whereupon such revised Schedule 2.01 shall replace the old Schedule 2.01 and become part of this Agreement effective as of the effective date of such increase.

(h)    Any additional or increased Commitments and term loans extended pursuant thereto shall be on the same terms and conditions as the Commitments and Term Loans hereunder (including the payment of a closing fee with respect to the making of such term loans), unless otherwise agreed by the Administrative Agent, the applicable Lenders increasing or extending a Commitment, and the Borrowers.

SECTION 2.11Repayment and Amortization of Term Loans; Evidence of Debt.
(a)The Borrowers shall repay the Term Loans as follows:
(i)on the first Business Day of each October, January, April, and July, commencing on October 1, 2027, an aggregate principal amount equal to 1.25% multiplied by the aggregate principal amount of all Term Loans outstanding on the Effective Date (which payments shall be adjusted from time to time pursuant to Section 2.12(a)).
(ii)on the Maturity Date, the aggregate principal amount of all Term Loans and all other Obligations outstanding on such date.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Term Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
(e)Any Lender may request that Term Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Term Loans evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee named therein (or, if any promissory note is a registered note, to such payee and its registered assigns).
The Loan Parties shall at all times comply with Section 2.11(b) of the ABL Credit Agreement as in effect as of the Effective Date.

SECTION 2.12Prepayment of Loans.

(a)The Borrowers shall have the right at any time and from time to time to prepay the Term Loans in whole or in part, subject to the provisions set forth in this Section 2.12(a). The Borrowers shall notify the Administrative Agent by written notice in the case of prepayment not later than 11:00 a.m. three (3) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Term Loans to be prepaid; provided that, a notice of prepayment of Term Loans pursuant to this Section 2.12(a) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice of prepayment may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of Term Loans shall be in a minimum amount of $5,000,000.00. Each voluntary prepayment of Term Loans shall be applied ratably to the Term Loans of each of the Lenders hereunder, and applied against scheduled amortization payments (including the final payment on the Maturity Date) in the inverse order of maturity. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.14, (ii) if applicable, break funding payments pursuant to Section 2.17 and (iii) premium payments to the extent required by the Fee Letter.

(b)[Reserved].
(c)In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Company shall, within five (5) Business Days after such Net Proceeds are received by any Loan Party, prepay, at any time that an ABL Commitment is in effect, ABL Obligations in accordance with, and to the extent required by, the ABL Credit Agreement, and, at such time as no ABL Commitment is in effect, the Obligations, in an aggregate amount equal to 100% of such Net Proceeds; provided that, at such time as no ABL Commitment is in effect, to the extent such Prepayment Event relates to Inventory, if the Company shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Company or its relevant Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 365 days after receipt of such Net Proceeds, to reinvest in assets used or useful in the business of the Company and/or its Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided further that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 365-day period (or within a period of 180 days thereafter if by the end of such initial 365-day period the Company or one or more Subsidiaries shall have entered into an agreement with an unaffiliated third party to acquire such assets with such Net Proceeds), a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.
(d)(d)    If for any reason the outstanding principal balance of the Loans at any time exceeds the Borrowing Base as then in effect (an “Overadvance”), subject to the provisions of the second to last paragraph in the definitions of Eligible Accounts and Eligible Inventory, the Borrowers shall immediately (and in any event, within one (1) Business Day thereafter) deliver an updated Borrowing Base Certificate to the Administrative Agent and the ABL Agent and shall cause the ABL Agent to implement a Term Loan Push-Down Reserve in the amount equal to such excess.

SECTION 2.13Fees.
(a)The Borrowers shall pay to the Administrative Agent for its account and for the account of the respective Lenders, as applicable, fees in the amounts and at the time specified in the Fee Letter. Unless specified otherwise in the Fee Letter, such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(b)[reserved].
(c)[reserved].
(d)All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section) and immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.14Interest.

(a)The Loans comprising each Base Rate Loan shall bear interest at the Base Rate plus the Applicable Rate.
(b)The Loans comprising each Term SOFR Loan shall bear interest at a rate per annum equal to Term SOFR plus the Applicable Rate.
(c)[reserved].
(d)Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent may, or upon the request of the Required Lenders shall, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% per annum plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% per annum plus the rate applicable to such fee or other obligation as provided hereunder, in each case, as of the first date that any such Event of Default occurred.
(e)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Loan pursuant to Section 2.15 prior to the end of the then-current calendar month, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)Interest computed by reference to Term SOFR and the Base Rate hereunder shall be computed on the basis of a year of 360 days. In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis upon the outstanding principal amount of such Loan as of the applicable date of determination. Term SOFR and Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15Illegality; Inability to Determine Rates.
(a)If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to Term SOFR, or to determine or charge interest rates based upon Term SOFR, then, on written notice thereof by such Lender to the Company through the Administrative Agent (i) any obligation of such Lender to make or continue Term SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case, until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the month, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
(b)If in connection with any request for a Loan hereunder, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no successor rate has been determined in accordance with Section 2.15(c), and the circumstances under clause (i) of Section 2.15(c) has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.15, until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) [reserved] and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans.

(c)Benchmark Replacement Setting.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Company may amend this Agreement to replace the then current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Company so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.15(c) will occur prior to the applicable Benchmark Transition Start Date.
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Company and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Company of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.15(c)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.15(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.15(c).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Term SOFR” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Term SOFR” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, (1) [reserved], and (2) all outstanding affected Term SOFR Loans will be deemed to have been converted to Base Rate Loans on the last day of the then-current calendar month. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

SECTION 2.16Increased Costs. (a) If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;
(ii)impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or
(iii)subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) [reserved]);
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Person of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender or such other Person hereunder, whether of principal, interest or otherwise, then the applicable Borrower will pay to such Person such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered.
(b)If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of, or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17Break Funding Payments. In the event of (i) the payment of any principal of any Term Loan other than pursuant to Section 2.11(a)(i) (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.12), (ii) the conversion of any Term SOFR Loan to a Base Rate Loan in accordance with Section 2.15, (iii) the failure to borrow or prepay any Term Loan on the date specified in any notice delivered pursuant hereto, or (iv) the assignment of any Term Loan other than on the last day of the then-current calendar month as a result of a request by the Borrowers pursuant to Section 2.20, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.18Taxes.
(a)Withholding of Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, unless required by applicable law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of deducted or withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, after such deduction or withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.
(b)Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse the Administrative Agent for the payment of any Other Taxes.

(c)Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.18(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.18(d) shall be paid within ten (10) days after the Recipient delivers to the Borrower Representative a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes and any and all related losses, claims, liabilities (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective or because such Lender failed to maintain a participant register in the manner required by Section 9.04(b)(vi)), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.18(e) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.18(e).
(f)Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)(A) through (E) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower Representative or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.18(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Borrower Representative and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
(ii)Without limiting the generality of the foregoing, if any Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies reasonably requested by the Borrower Representative and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
(A)in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN/W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN/W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(C)in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;
(D)in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN/W-8BEN-E and (2) a tax certificate substantially in the form of Exhibit G-1 to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a tax certificate substantially in the form of Exhibit G-2 on behalf of such partners; or
(F)any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower Representative or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.18(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.18, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of the Administrative Agent or such Lender, shall repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding any other provision of this Section 2.18(g), no Recipient shall be required to pay any amount to a Borrower the payment of which would place such Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to any Borrower or any other Person.
SECTION 2.19Payments Generally; Allocation of Proceeds; Sharing of Set-offs.
(a)The Borrowers shall make each payment or prepayment required to be made by them hereunder (whether of principal, interest, fees or amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 3:00 p.m. on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 100 Federal Street, Boston, Massachusetts 02110. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)All payments and any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Company) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.12) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such proceeds shall be applied, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent from any Borrower, second, to pay any fees, indemnities or expense reimbursements then due to the Lenders from any Borrower, third, to pay interest due in respect of any Protective Advances, fourth, to pay the principal of any Protective Advances, fifth, to pay interest then due and payable on the Loans (other than Protective Advances) ratably, sixth, to prepay principal on the Loans (other than Protective Advances) ratably, seventh, [reserved], eighth, [reserved], and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by any Borrower. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
(c)[reserved].
(d)If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(e)Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(f)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.19(e) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
(g)The Administrative Agent may from time to time provide the Borrowers with billing statements or invoices with respect to any of the Secured Obligations (the “Billing Statements”). The Administrative Agent is under no duty or obligation to provide Billing Statements, which, if provided, will be solely for the Borrowers’ convenience. The Billing Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Billing Statement on or before the due date indicated on such Billing Statement, the Borrowers shall not be in default of payment with respect to the billing period indicated on such Billing Statement; provided that, acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.20Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requests compensation under Section 2.16, or if any Borrower is required to pay any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall (at the request of the Borrower Representative) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If any Lender (or its Affiliate) requests compensation under Section 2.16, or if any Borrower is required to pay any additional amounts to any Lender (or its Affiliate) or any Governmental Authority for the account of any Lender (or its Affiliate) pursuant to Section 2.18, and, in each case, such Lender (or its Affiliate) has declined or is unable to designate a different lending office in accordance with Section 2.20(a), then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.16 or 2.18) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that (x) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.21[Reserved].
SECTION 2.22Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.22 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.22 shall survive the termination of this Agreement.

SECTION 2.23Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.19, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:
SECTION 3.01Organization; Powers. Each of the Loan Parties and each of its Subsidiaries (i) is duly organized, validly existing and in good standing (to the extent such concept exists and is applicable) under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.02Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, except as could not be expected, individually or in the aggregate, to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, except where such violation or default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents and Liens permitted under Section 6.02.
SECTION 3.04Financial Condition; No Material Adverse Change.
(a)The Company has heretofore furnished to the Lenders (i) its annual report or Form 10-K, which contains the Company’s consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2025, reported on by Ernst & Young LLP, independent public accountants, and (ii) its quarterly report or Form 10-Q, which contains the Company’s consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal quarter ended December 31, 2025, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2025.
SECTION 3.05Properties; [***]
(a)As of the Effective Date, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by each Loan Party. Each of such leases and subleases the termination of which could reasonably be expected to have a Material Adverse Effect is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party thereto exists which could result in the termination of such lease or sublease in accordance with its terms. Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 6.02.
(b)[***]
SECTION 3.06Litigation and Environmental Matters.
(a)Except as set forth in Schedule 3.06, there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)Except for the Disclosed Matters (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.
SECTION 3.07Compliance with Laws . Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
SECTION 3.08Investment Company Status. No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect. No material tax liens have been filed and no material claims are being asserted with respect to any such taxes.

SECTION 3.10ERISA; Non-U.S. Pension Plans.
(a)No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
(b)Each Non-U.S. Pension Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. With respect to each Non-U.S. Pension Plan, none of the Company, its Affiliates or any of their directors, officers, employees or agents has engaged in a transaction, or other act or omission (including entering into this Agreement and any act done or to be done in connection with this Agreement), that has subjected, or could reasonably be expected to subject, the Company or any of its Subsidiaries, directly or indirectly, to any penalty (including any tax or civil penalty), fine, claim or other liability (including any liability under a Contribution Notice or Financial Support Direction, or any liability or amount payable under Section 75 or 75A of the United Kingdom Pensions Act 1995), that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and there are no facts or circumstances which could reasonably be expected to give rise to any such penalty, fine, claim, or other liability. With respect to each Non-U.S. Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Non-U.S. Pension Plan is maintained. The aggregate unfunded liabilities, with respect to such Non-U.S. Pension Plans could not reasonably be expected to result in a Material Adverse Effect.
(c)

SECTION 3.11Disclosure.
(a)The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, with respect to the projected financial information delivered most recently prior to the Effective Date, as of the Effective Date (other than projected financial information for periods that have been completed and for which financial statements have been delivered to the Administrative Agent).
(b)As of the Effective Date, to the best knowledge of any Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.
SECTION 3.12Material Agreements. [***]
SECTION 3.13Solvency.
(a)Immediately after the consummation of the Transactions to occur on the Effective Date and the making of the Term Loans and the application of the proceeds of such Loans, (i) the sum of the liabilities of the Company and its Subsidiaries, taken as a whole, shall not exceed the present fair saleable value of the assets of the Company and its Subsidiaries, taken as a whole; (ii) the capital of the Company and its Subsidiaries, taken as a whole, shall not be unreasonably small in relation to the business of the Company and its Subsidiaries, taken as a whole, on the Effective Date and (iii) the Company and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

(b)The Company does not intend to, nor will it permit any of its Subsidiaries to, and the Company does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
SECTION 3.14Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and its Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid, except those noted on Schedule 3.14 as installment payments that are still due. The Borrowers believe that the insurance maintained by or on behalf of the Company and its Subsidiaries is adequate.
SECTION 3.15Capitalization and Subsidiaries. Except as disclosed to the Administrative Agent in writing from time to time after the Effective Date, Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Company of each and all of the Company’s Subsidiaries, and denotes which Subsidiaries are Material Subsidiaries, (b) a true and complete listing of each class of each of the Company’s authorized Equity Interests, of which all of such issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and (c) the type of entity of the Company and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

SECTION 3.16No Burdensome Restrictions. No Loan Party is subject to any Burdensome Restrictions.

SECTION 3.17Federal Reserve Regulations. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the FRB, including Regulations T, U and X.
SECTION 3.18Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Liens permitted under Section 6.02 (other than clause (n) thereof), to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent or the ABL Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.19Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrowers, threatened which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, all payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.
SECTION 3.20Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.21Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and directors and, to the knowledge of such Loan Party, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or, to the knowledge of any such Loan Party or Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The foregoing representations in this Section 3.21 will not apply to any party hereto to which Council Regulation (EC) 2271/96 (the “Blocking Law”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Law (or any law or regulation implementing the Blocking Law in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom.
SECTION 3.22Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

SECTION 3.23Plan Assets; Prohibited Transactions. None of the Borrowers or any of their respective Subsidiaries is an entity the assets of which are deemed to be “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA), and, assuming none of the Lenders is using any such “plan assets” to make any Loan hereunder, neither the execution of this Agreement nor the making of any Loan hereunder gives rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
SECTION 3.24[Reserved].
SECTION 3.25[Reserved].
SECTION 3.26Borrowing Base Certificate. The information set forth in each Borrowing Base Certificate is true and correct in all material respects, as of the date thereof and has been prepared in all material respects in accordance with the requirements of this Agreement. The Accounts that are identified by the Borrower Representative as Eligible Accounts or Eligible Investment-Grade Accounts, the Inventory identified by the Borrower Representative as Eligible Inventory or Eligible In-Transit Inventory, and the Intellectual Property identified by the Borrower Representative as Eligible Intellectual Property in each Borrowing Base Certificate submitted to the Administrative Agent, as of the date thereof, comply in all material respects with the criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of “Eligible Accounts”, “Eligible Investment-Grade Accounts”, “Eligible Inventory”, “Eligible In-Transit Inventory”, or “Eligible Intellectual Property”, respectively. The Administrative Agent may rely, in determining which Accounts are Eligible Accounts and Eligible Investment-Grade Accounts, on all statements and representations made by the Loan Parties with respect to any Account or Accounts, in determining which Inventory is Eligible Inventory or Eligible In-Transit Inventory, on all statements and representations made by the Loan Parties with respect to any Inventory, and in determining which Intellectual Property is Eligible Intellectual Property, on all statements and representations made by the Loan Parties with respect to any Specified Intellectual Property. With respect to each Eligible Account and Eligible Investment-Grade Account, unless otherwise disclosed to Administrative Agent in writing, including in the Borrowing Base Certificate, as of the date of the applicable Borrowing Base Certificate:

(a) it is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;
(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Loan Party, in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between a Loan Party and the Account Debtor;
(c) it is for a liquidated amount maturing as stated in the invoice covering such sale or rendition of services; and
(d) to the knowledge of any Responsible Officer of a Loan Party, the Account Debtor thereunder is not the subject of any bankruptcy or other insolvency proceeding.

As of the date of the applicable Borrowing Base Certificate, with respect to each item of Eligible Inventory, Eligible In-Transit Inventory and Eligible Intellectual Property, unless otherwise disclosed to Administrative Agent in writing, including in the Borrowing Base Certificate, such item conforms to the definition of such item set forth herein, and to all representations and warranties with respect to such items set forth herein and in the applicable Collateral Documents.
ARTICLE IV

CONDITIONS
SECTION 4.01Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent, which may include facsimile or PDF transmission of a signed signature page of this Agreement, that such party has signed a counterpart of this Agreement and (ii) each of the other documents, instruments, legal opinions, certificates and other agreements listed on Exhibit F that are required to be delivered on or prior to the Effective Date, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b)Payoff Documentation. The Administrative Agent (or its counsel) shall have received payoff documentation providing evidence satisfactory to the Administrative Agent that, prior to or substantially concurrently with the Effective Date, the Existing Term B Credit Agreement shall be terminated and cancelled, together with all agreements, documents and instruments delivered in connection therewith, all Indebtedness owing thereunder shall be repaid in full, and all Liens securing obligations thereunder shall be terminated or released.
(c)ABL Credit Agreement Amendment. The Administrative Agent shall have received Amendment No. 3 to the ABL Credit Agreement, in form and substance satisfactory to the Administrative Agent and the Lenders, which Amendment No. 3 to the ABL Credit Agreement shall be effective contemporaneously with the effectiveness of this Agreement.
(d)Borrowing Base Certificate. The Administrative Agent shall have received a pro forma Borrowing Base Certificate executed as of the Effective Date and reflecting the Borrowing Base under this Agreement but calculated based upon borrowing base information from June 30, 2026 and reflecting the funding of the Term Loans and the outstanding balance of the ABL Obligations as of the Effective Date, executed by a Responsible Officer of the Borrower Representative.
(e)Minimum Liquidity. After giving effect to (i) the funding of the Term Loans on the Effective Date, (ii) [reserved], (iii) all ABL Obligations outstanding under the ABL Credit Agreement and (iv) the payment of all fees, costs and expenses payable on or prior to the Effective Date in connection with the Transactions, the Loan Parties shall have liquidity of not less than $100,000,000. Liquidity, as used in this paragraph, shall mean ABL Availability plus unrestricted cash of the Loan Parties, as reflected in the Borrowing Base Certificate delivered pursuant to Section 4.01(d) above.

(f)Financial Statements; No Material Adverse Effect. The Administrative Agent shall be reasonably satisfied that the financial statements and other financial information delivered to it prior to the Effective Date fairly present, in all material respects, the business and financial condition of the Loan Parties, and there shall not have occurred any Material Adverse Effect since December 31, 2025.
(g)Projections and Other Information. The Administrative Agent shall have received, and shall be reasonably satisfied with, (i) a detailed forecast for the period commencing on the Effective Date and ending December 2030, which shall include projections of the Borrowing Base and the ABL Borrowing Base, consolidated and consolidating income statement, balance sheet and statement of cash flows and liquidity, by month, each prepared in conformity with GAAP and consistent with the Loan Parties’ then-current practices, and (ii) such other financial or other information as the Administrative Agent shall have reasonably requested.
(h)Perfection of Liens. The Administrative Agent (or its counsel) shall have received evidence that all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Administrative Agent;

(i)No Material Litigation. There shall not be pending any litigation, investigation or other proceeding affecting any Loan Party or any Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
(j)No Material Contract Default. [***]
(k)No Violation of Law or Organizational Documents. The Transactions taking place on the Effective Date shall not violate any Requirement of Law applicable to any Loan Party or any Subsidiary or any organizational document of any Loan Party.
(l)Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account or accounts of the Borrowers, the “Funding Account(s)”, to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of the Term Loans on the Effective Date.
(m)Notice of Borrowing. The Administrative Agent shall have received a notice of borrowing for the Term Loans to be borrowed on the Effective Date, in form and substance reasonably satisfactory to the Administrative Agent, not later than 11:00 a.m. two (2) Business Days prior to the Effective Date, or such shorter period as the Administrative Agent may agree.

(n)Fees and Expenses. All fees required to be paid to the Administrative Agent, the Lenders and their respective Affiliates on or before the Effective Date shall have been paid in full, and the Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Effective Date, plus such additional amounts as shall constitute the Administrative Agent’s reasonable estimate of such fees, charges and disbursements incurred or to be incurred through the closing proceedings; provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent.
(o)Patriot Act; Beneficial Ownership; KYC. The Administrative Agent and each Lender shall have received, at least three Business Days prior to the Effective Date, all documentation and other information regarding the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, including, to the extent applicable, a Beneficial Ownership Certification with respect to each Borrower, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.
(p)No Regulatory Change. No material change in governmental regulations or policies affecting any Loan Party or any Credit Party shall have occurred prior to the Effective Date that, in the reasonable judgment of the Administrative Agent, would be materially adverse to the Loan Parties, taken as a whole, or to the rights, remedies or benefits available to the Administrative Agent or the Lenders under the Loan Documents.
(q)Representations and Warranties. The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality, Material Adverse Effect or similar language shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality, Material Adverse Effect or similar language shall be true and correct in all respects) as of such earlier date.
(r)No Default. At the time of and immediately after effectiveness of this Agreement, no Default or Event of Default shall have occurred and be continuing.
(s)Minimum Availability. After giving effect to the Transactions and the payment of all fees and expenses related thereto, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, ABL Availability shall not be less than 20% of the ABL Line Cap.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding

SECTION 4.02[Reserved].
SECTION 4.03[Reserved].

ARTICLE V

AFFIRMATIVE COVENANTS
Until all of the Secured Obligations have been Paid in Full, each Loan Party executing this Agreement covenants and agrees with the Administrative Agent and the Lenders that:
SECTION 5.01Financial Statements; Borrowing Base and Other Information. The Company will furnish to the Administrative Agent and each Lender:
(a)within seventy-five (75) days after the end of each fiscal year of the Company, its audited consolidated and unaudited consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on (in the case of audited statements) by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being understood and agreed that unaudited consolidating financial information provided pursuant to this subsection (a) shall, in respect of Subsidiaries, only show individually Material Subsidiaries);
(b)within forty-five (45) days after the end of each of the first three fiscal quarters of the Company, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood and agreed that unaudited consolidating financial information provided pursuant to this subsection (b) shall, in respect of Subsidiaries, only show individually Material Subsidiaries);
(c)within (x) forty-five days after the end of each March, June, September and December, and (y) thirty (30) days after the end of each other fiscal month of the Company, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood and agreed that unaudited consolidating financial information provided pursuant to this subsection (c) shall, in respect of Subsidiaries, only show individually Material Subsidiaries); provided that the foregoing materials delivered with respect to December of each year may be delivered in draft form; provided further that if the Company becomes aware that any item reflected in such draft materials is expected to change in any material respect, the Company shall notify the Administrative Agent of such expected change within two (2) Business Days after becoming aware thereof; provided further that the Company shall deliver final versions of the foregoing materials no later than 75 days after the end of such December;
(d)concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a Compliance Certificate (i) certifying, in the case of the financial statements delivered under clause (b) or (c), as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations of (1) Adjusted EBITDA for the most recently ended trailing twelve month period, and (B) and the Fixed Charge Coverage Ratio for the most recently ended four (4) fiscal quarters (calculated as if a FCCR Test Period were then applicable) and, demonstrating compliance with Sections 6.13 and 6.14, as applicable, and (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(e)concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)as soon as available, but in any event not later than the fifteenth (15th) calendar day of each fiscal year of the Company, a copy of the plan and forecast of the Company for the upcoming fiscal year, which shall include projections of the Borrowing Base and the ABL Borrowing Base, consolidated and consolidating income statements, balance sheets and statements of cash flows and liquidity, by month, each prepared in conformity with GAAP and consistent with the Loan Parties’ then-current practices, in form reasonably satisfactory to the Administrative Agent;
(g)(i) as soon as available but in any event within twenty (20) days of the end of each calendar month (or, from and after the date on which ABL Availability is less than the greater of $20,000,000 and 15% of the ABL Line Cap (without giving effect to the Term Loan Push-Down Reserve, if any) (or an Event of Default has occurred and is continuing) and until such subsequent date, if any, on which ABL Availability equals or exceeds the greater of $20,000,000 and 15% of the ABL Line Cap (without giving effect to the Term Loan Push-Down Reserve, if any) for a period of forty-five (45) consecutive calendar days (and no Event of Default then exists), within five (5) days following the end of each calendar week), and (ii) in the event the aggregate fair market value of all assets included in the Borrowing Base that are sold, transferred or otherwise disposed of (including, without limitation, as a result of a casualty, condemnation or similar event, but excluding inventory sold in the ordinary course of business) since the delivery of the most recent Borrowing Base Certificate to the Administrative Agent is in excess of $10,000,000, as soon as available but in any event within five (5) Business Days following such sale, transfer or other disposition, in each case, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base;

(h)as soon as available but in any event within twenty (20) days of the end of each calendar month (or, from and after the date on which ABL Availability is less than the greater of $20,000,000 and 15% of the ABL Line Cap (without giving effect to the Term Loan Push-Down Reserve, if any) (or an Event of Default has occurred and is continuing) and until such subsequent date, if any, on which ABL Availability equals or exceeds the greater of $20,000,000 and 15% of the ABL Line Cap (without giving effect to the Term Loan Push-Down Reserve, if any) for a period of forty-five (45) consecutive calendar days (and no Event of Default then exists), within five (5) days following the end of each calendar week), as of the period then ended, all delivered electronically in a text (.txt), excel (.xlsx) or comma-separated value (.csv) formatted files acceptable to the Administrative Agent (and not, for the avoidance of doubt, in an Adobe (.pdf) file):
(i)a detailed aging of each Loan Party’s Accounts including invoice dates, due dates, and (to the extent requested by the Administrative Agent) addresses, prepared in a manner (x) reasonably acceptable to the Administrative Agent and (y) which is in compliance with any applicable data protection laws or restrictions;

(ii)a schedule detailing each Loan Party’s Inventory and specifying the cost, quantity, location and (if available) the market value of the Loan Parties’ Inventory, by category (e.g., raw material, work-in-process, finished goods, etc);
(iii)a reconciliation of the loan balance per each Loan Party’s general ledger to the loan balance under this Agreement;
(iv)a roll-forward of the Loan Parties’ Accounts for the period since the last reporting date, in form and detail reasonably satisfactory to the Administrative Agent, showing beginning balances, additions (including new sales), reductions (including collections, adjustments, and write-offs), and ending balances, together with a reconciliation of such roll-forward to the detailed aging of the Loan Parties’ Accounts required pursuant to clause (i) above; and
(v)such further supporting information as may be reasonably requested from time to time by the Administrative Agent;
(i)as soon as available, but in any event not later than the fifteenth (15th) calendar day of each fiscal year of the Company (or more frequently if reasonably requested from time to time by the Administrative Agent), a report detailing sales by SKU for the Loan Parties for the twelve (12) month period most recently ended, in form and detail reasonably satisfactory to the Administrative Agent, including for each SKU the quantity sold and sales value; together with a listing of all SKUs introduced during such period, specifying the date of introduction and a brief description of each new SKU;

(j)as soon as available but in any event within twenty (20) days of the end of each calendar month, as of the month then ended, a schedule and aging of each Loan Party’s accounts payable, delivered electronically in a text (.txt), excel (.xlsx) or comma-separated value (.csv) formatted file acceptable to the Administrative Agent (and not, for the avoidance of doubt, in an Adobe (.pdf) file);
(k)as soon as available but in any event within forty-five (45) days of the end of each fiscal year of the Company, as of the end of the most recently ended fiscal year of the Company, an updated customer list for the Loan Parties, which list shall state the customer’s name, mailing address and phone number, certified by a Financial Officer of the Borrower Representative as true and correct to the actual knowledge of such Financial Officer;
(l)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;
(m)as soon as possible and in any event within five (5) Business Days of obtaining knowledge thereof: (i) any investigation or proposed investigation by the Pensions Regulator which may lead to the issuance of a Financial Support Direction or a Contribution Notice in relation to any Non-U.S. Pension Plan, (ii) any amount is due to any Non-U.S. Pension Plan pursuant to Section 75 or 75A of the United Kingdom Pensions Act 1995, (iii) an amount becomes payable under Section 75 or 75A of the United Kingdom Pensions Act 1995, in each case describing such matter or event and the action which the Company or relevant Loan Party proposes to take with respect thereto and/or (iv) any material change to the rate or basis of the employer contributions to a Non-U.S. Pension Plan; and
(n)promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent, or any Lender may reasonably request; (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation; and a reconciliation of the Loan Parties’ Accounts and Inventory between (A) the amounts shown in the Loan Parties’ general ledger and financial statements and the reports delivered pursuant to clauses (h)(i) and (h)(ii) above and (B) the amounts and dates shown in the reports delivered pursuant to clauses (h)(i) and (h)(ii) above and the Borrowing Base Certificate delivered pursuant to clause (g) above as of such date.
(o)Documents required to be delivered pursuant to clauses (a), (b) and (k) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System; provided that the Company shall notify (through Electronic System) the Administrative Agent of the filing of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 5.02Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender written notice of the following within five (5) Business Days after any Responsible Officer obtains actual knowledge thereof:
(a)the occurrence of any Default;
(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party that would reasonably be expected to result in a Material Adverse Effect;
(c)any Lien (other than as permitted by Section 6.02) or claim made or asserted against Collateral with a value of $5,000,000 or more;
(d)any loss, damage, or destruction to the Collateral in the amount of $5,000,000 or more, whether or not covered by insurance;
(e)any notice of default giving right of termination received under or with respect to any leased location or public warehouse where Collateral with a value of $5,000,000 or more is located (which shall be delivered within five (5) Business Days after receipt thereof at the Company’s corporate offices);
(f)(i) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or (ii) the occurrence of any of the following to the extent the same could reasonably be expected to result in a Material Adverse Effect: (A) issuance by the Pensions Regulator of a Financial Support Direction or a Contribution Notice in relation to any Non-U.S. Pension Plan or a warning notice in respect thereof, (B) any amount is due to any Non-U.S. Pension Plan pursuant to Section 75 or 75A of the United Kingdom Pensions Act 1995 and/or (C) an amount becomes payable under Section 75 or 75A of the United Kingdom Pensions Act 1995;

(g)all material amendments, waivers, and notices of default delivered with respect to the ABL Credit Agreement, together with a copy of each such amendment, waiver, or notice;
(h)[***]
(i)any other event or occurrence that results in, or could reasonably be expected to result in, a Material Adverse Effect; and
(j)any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section (i) shall be in writing, (ii) shall contain a header or a reference line that reads “Notice under Section 5.02 of Lifetime Brands Credit Agreement, dated August 17, 2026”, and (iii) shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03Existence; Conduct of Business; Maintenance of Intellectual Property. Each Loan Party will, and will cause each Material Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations, intellectual property, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.
[***]
SECTION 5.04Payment of Obligations. [***]
SECTION 5.05Maintenance of Properties. Each Loan Party will, and will cause each Material Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
SECTION 5.06Books and Records; Inspection Rights. Without limiting Sections 5.11 or 5.12 hereof, each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which entries are made in relation to its business and activities that are sufficient to prepare financial statements in accordance with GAAP and (ii) permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Loan Parties acknowledge that the Administrative Agent, after exercising their rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.
SECTION 5.07Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.08Use of Proceeds. The proceeds of the Term Loans will be used only to repay Indebtedness under the Existing Term B Credit Agreement, to finance the Transaction Costs, and for general corporate purposes of the Company and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the FRB, including Regulations T, U and X. No Borrower shall use, and the Company shall ensure that its Subsidiaries and shall use its best efforts to ensure that its or their respective directors, officers, employees and agents shall not use, the proceeds of the Term Loans (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent that such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, the European Union or the United Kingdom or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto. The foregoing clauses (ii) and (iii) of this Section 5.08 will not apply to any party hereto to which the Blocking Law applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (A) any provision of the Blocking Law (or any law or regulation implementing the Blocking Law in any member state of the European Union) or (B) any similar blocking or anti-boycott law in the United Kingdom.

SECTION 5.09Insurance. Each Loan Party will, and will cause each Subsidiary to, (i) maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents and (ii) comply with all applicable Flood Insurance Requirements. The Company will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
SECTION 5.10Casualty and Condemnation. The Company (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will use its commercially reasonable efforts to ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.11Appraisals.
(a)Once during each period of twelve (12) consecutive months (or, twice during each period of twelve (12) consecutive months, if ABL Availability is less than the greater of $20,000,000 and 15% of the ABL Line Cap (without giving effect to the Term Loan Push-Down Reserve, if any) at the time such second appraisal is initiated), in each case, at the request of the Administrative Agent, or, if a Default has occurred and is continuing, at any time that the Administrative Agent requests, the Loan Parties will provide the Administrative Agent with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the ABL Agent, and prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations. All such appraisals or updates shall be at the sole expense of the Loan Parties.
(b)Once during each period of twelve (12) consecutive months if Adjusted EBITDA, less the Specified Adjustment, for the trailing twelve (12) month period is less than $45,000,000.00 (or, twice during each period of twelve (12) consecutive months, if ABL Availability is less than the greater of $20,000,000 and 15% of the ABL Line Cap (without giving effect to the Term Loan Push-Down Reserve, if any) at the time such second appraisal is initiated), in each case, at the request of the Administrative Agent, or, if a Default has occurred and is continuing, at any time that the Administrative Agent requests, the Loan Parties will provide the Administrative Agent with appraisals or updates thereof of their Specified Intellectual Property from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations. All such appraisals or updates shall be at the sole expense of the Loan Parties.
SECTION 5.12Field Examinations. Once during each period of twelve (12) consecutive months (or, twice during each period of twelve (12) consecutive months, if ABL Availability is less than the greater of $20,000,000 and 15% of the ABL Line Cap (without giving effect to the Term Loan Push-Down Reserve, if any) at the time such second field examination is initiated), in each case, at the request of the Administrative Agent, or, if a Default has occurred and is continuing, at any time that the Administrative Agent requests, the Loan Parties will permit, upon reasonable notice, the ABL Agent, or if no ABL Commitment is outstanding at such time, the Administrative Agent, to conduct a field examination to ensure adequacy of Collateral included in the Borrowing Base and/or the ABL Borrowing Base and related reporting and control systems. For purposes of this Section 5.12, it is understood and agreed that a single field examination may consist of examinations conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets. All such field examinations shall be at the sole expense of the Loan Parties.
SECTION 5.13Depository Banks. The Loan Parties will maintain one or more of the ABL Agent, the ABL Lenders and their Affiliates as its principal depository banks, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

SECTION 5.14Additional Collateral; Further Assurances.
(a)Each Loan Party shall cause each of its Material Domestic Subsidiaries formed or acquired after the Effective Date in accordance with the terms of this Agreement to become a Loan Party by executing the Joinder Agreement set forth as Exhibit E hereto (the “Joinder Agreement”) within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) of such formation, or acquisition, such Joinder Agreement to be accompanied by appropriate corporate resolutions, other corporate organizational and authorization documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent. In connection therewith, the Administrative Agent shall have received all documentation and other information regarding such newly formed or acquired Subsidiaries as may be required to comply with applicable “know your customer” rules and regulations, including the USA Patriot Act. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Secured Parties, in any property of such Loan Party which constitutes Collateral.
(b)Without limiting the generality of the foregoing, each Loan Party (i) will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests (other than any Excluded Assets) in each Domestic Subsidiary and First Tier Foreign Subsidiary directly owned by such Loan Party to be subject at all times to a valid, perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties, to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request, subject in priority only to the Liens securing the ABL Obligations and Permitted Encumbrances, and (ii) will deliver Mortgages and Mortgage Instruments with respect to Material Real Property owned by each such Loan Party to the extent, and within such time period as is, reasonably required by the Administrative Agent. Notwithstanding the foregoing, the parties hereto acknowledge and agree that (i) no such Mortgages and Mortgage Instruments are required to be delivered hereunder until the date that is ninety (90) days after the Effective Date (or, if acquired after the Effective Date, the date that is ninety (90) days after the date the Material Real Property is acquired) or such later date as the Administrative Agent may agree in the exercise of its reasonable discretion with respect thereto, (ii) [reserved], and (iii) no pledge agreement in respect of the Equity Interests of a Foreign Subsidiary shall be required hereunder to the extent the Administrative Agent or its counsel determines that, in light of the cost and expense associated therewith, such pledge would not provide material credit support for the benefit of the Secured Parties pursuant to legally valid, binding and enforceable pledge agreements.
(c)[reserved].
(d)Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments (including, without limitation, deposit account control agreements and securities account control agreements), and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents (subject to all exceptions set forth in this Agreement or the Collateral Documents), all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.

(e)If any material assets are acquired by any Loan Party after the Effective Date (other than (i) Excluded Assets, (ii) real property that does not constitute Material Real Property or (iii) assets of the type constituting Collateral under any Collateral Document that either become subject to the Lien in favor of the Administrative Agent upon acquisition thereof or with respect to which no notice or further action would be required to create or perfect the Administrative Agent’s Lien in such assets), the Company will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrowers will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (d) of this Section, all at the expense of the Loan Parties.
(f)If, at any time after the Effective Date any Domestic Subsidiary of the Company that is not a Loan Party shall become party to a guaranty of, or grant a Lien on any assets to secure, the ABL Obligations, any Subordinated Indebtedness or any other Material Indebtedness of a Loan Party, the Company shall promptly notify the Administrative Agent thereof and, within thirty (30) days thereof (or such later date as may be agreed upon by the Administrative Agent) cause such Subsidiary to either (i) comply with this Section 5.14 (but without giving effect to the 30-day grace periods provided therein) or (ii) terminate such guaranty and/or Lien, as applicable, in each case, to the reasonable satisfaction of the Administrative Agent.
(g)Notwithstanding the foregoing, the parties hereto acknowledge and agree that, (i) in circumstances where the Administrative Agent reasonably determines that the cost or effort of obtaining or perfecting a security interest in any Equity Interest or other asset that constitutes Collateral is excessive in relation to the benefit afforded to the Secured Parties thereby, the Administrative Agent may exclude such Collateral from the creation and perfection requirements set forth in this Agreement and the other Loan Documents and (ii) the Administrative Agent may grant extensions of time for the creation or perfection of Liens in particular property (including extensions of time beyond the Effective Date) where it determines that such creation or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or any other Loan Document.
SECTION 5.15Material Contracts. [***]

SECTION 5.16[Reserved].
SECTION 5.17[Reserved].
SECTION 5.18[Reserved].
SECTION 5.19Post-Closing Obligations.
(a)Within two (2) weeks after the Effective Date (or such later date as agreed to by the Administrative Agent in its sole discretion), the Loan Parties shall deliver to the Administrative Agent insurance certificates and endorsements, in form and substance reasonably satisfactory to the Administrative Agent, evidencing the insurance coverage required under this Agreement and the other Loan Documents; failure to do so shall constitute an Event of Default; and
(b)Within forty-five (45) days after the Effective Date (or such later date as agreed to by the Administrative Agent in its sole discretion), the Loan Parties shall deliver to the Administrative Agent a Collateral Access Agreement by and among the Company, the Administrative Agent, the ABL Agent, and Everyglory Logistics Ltd. or its applicable Affiliate, in form and substance reasonably satisfactory to the Administrative Agent, with respect to in-transit Inventory of the Loan Parties; for the avoidance of doubt, failure to deliver such Collateral Access Agreement within such period shall not constitute an Event of Default, but shall result in the exclusion from Eligible In-Transit Inventory of all Inventory of the Loan Parties that is managed, controlled, carried, handled or otherwise held by Everyglory Logistics Ltd. or such applicable Affiliate.

ARTICLE VI

NEGATIVE COVENANTS
Until all of the Secured Obligations have been Paid in Full, the Loan Parties covenant and agree with the Administrative Agent and the Lenders that:
SECTION 6.01Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
(a)(i) the Secured Obligations and any other Indebtedness created under the Loan Documents and (ii) (A) Indebtedness under the ABL Credit Agreement in an aggregate principal amount for purposes of this clause (ii)(A) at any one time outstanding not to exceed the Maximum ABL Facility Amount (as defined in the ABL/Term Loan Intercreditor Agreement) and (B) any Refinancing Indebtedness thereof;

(b)Indebtedness existing on the Effective Date and set forth on Schedule 6.01 and Refinancing Indebtedness in respect thereof;

(c)Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Company or any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of the Company to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;
(d)Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary; provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Company or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;
(e)(i) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof and (ii) Refinancing Indebtedness in respect of Indebtedness incurred or assumed pursuant to clause (i) above; provided that (x) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (y) the aggregate principal amount of Indebtedness at any time outstanding permitted by this clause (e) shall not exceed the greater of $10,000,000 and 2% of Consolidated Total Assets (at the time of incurrence);
(f)Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;
(g)Indebtedness of the Company or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
(h)(i) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Effective Date, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition; provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired, and (ii) Refinancing Indebtedness in respect of Indebtedness assumed pursuant to clause (i) above; provided further the aggregate principal amount of Indebtedness at any time outstanding permitted by this clause (h) shall not exceed the greater of (x) $10,000,000 and (y) 2% of Consolidated Total Assets (at the time of incurrence);

(i)Indebtedness of any Person that is a Foreign Subsidiary and Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of Indebtedness at any time outstanding permitted by this clause (i) shall not exceed the greater of (x) $10,000,000 and (y) 2% of Consolidated Total Assets (at the time of incurrence);
(j)(i) unsecured Indebtedness, Subordinated Indebtedness or junior lien Indebtedness of the Company or any Subsidiary in an aggregate amount that would not cause the Total Net Leverage Ratio (calculated on a pro forma basis) as of the end of the most recent Test Period to exceed 4.25 to 1.00; provided further that, in the case of any Indebtedness incurred under this clause (j), (1) such Indebtedness shall not mature prior to the date that is 91 days after the Maturity Date or have a Weighted Average Life to Maturity shorter than the Maturity Date, (2) in the case of such Indebtedness in the form of bonds, debentures, notes or similar instrument, does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, customary asset sale or event of loss mandatory offers to purchase and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange in the case of convertible or exchangeable Indebtedness) prior to the Maturity Date, (3) the other terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption premiums) reflect market terms and conditions at the time of incurrence or issuance of such Indebtedness, (4) to the extent such Indebtedness is secured, such Indebtedness shall be secured on a junior priority basis with the Obligations, and the holders of such Indebtedness shall have entered into an Intercreditor Agreement and (5) the maximum aggregate principal amount of Indebtedness that may be incurred by a Subsidiary that is not a Loan Party pursuant to this clause (j) shall not exceed the greater of (x) $10,000,000 and (y) 2% of Consolidated Total Assets (at the time of incurrence) and (ii) any Refinancing Indebtedness in respect thereof;
(k)Attributable Indebtedness in respect of any Approved Account Sale, to the extent the purchase of Approved Accounts thereunder is recharacterized as the financing of such Approved Accounts;
(l)obligations with respect to cash management and operating account arrangements owed to a bank or banks with which such accounts are maintained;
(m)Indebtedness in respect of judgments, decrees, attachments or awards not constituting an Event of Default under clause (k) of Article VII;
(n)Indebtedness in the form of reimbursements owed to officers, directors, consultants and employees; and
(o)endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business.
Each category of Indebtedness (other than Indebtedness under the Loan Documents and Indebtedness under the ABL Credit Agreement which shall at all times be deemed to be outstanding pursuant to clause (a)) set forth above shall be deemed to be cumulative and for purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) at any time meets the criteria of more than one of the categories described above, the Company, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such item of Indebtedness (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness in one of the above clauses.
SECTION 6.02Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)(i) Liens created pursuant to any Loan Document and (ii) Liens on Collateral of the Loan Parties or Liens on assets of any Foreign Subsidiaries securing the ABL Obligations incurred pursuant to Section 6.01(a)(ii), provided such Liens, to the extent on Collateral of the Loan Parties, are at all times subject to the ABL/Term Loan Intercreditor Agreement;
(b)Permitted Encumbrances;
(c)any Lien on any property or asset of the Company or any Subsidiary existing on the Effective Date set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(b) as Refinancing Indebtedness in respect thereof;
(d)Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or Subsidiary;
(e)any Lien existing on any property or asset (other than Accounts, Inventory and Specified Intellectual Property to the extent included in the Borrowing Base) prior to the acquisition thereof by any Loan Party or any Subsidiary or existing on any property or asset (other than Accounts, Inventory and Specified Intellectual Property to the extent included in the Borrowing Base) of any Person prior to the acquisition of such Person by any Loan Party or any Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets of a Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(f)Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g)possessory Liens in favor of lessees or sublessees of property leased or subleased by the Company or any Subsidiary in the ordinary course of business of the Company or such Subsidiary; provided that such Liens attach only to such property;
(h)Liens arising out of sale and leaseback transactions permitted by Section 6.06;
(i)Liens granted by a Subsidiary that is not a Loan Party in favor of the Company or another Loan Party in respect of Indebtedness owed by such Subsidiary;
(j)[reserved];
(k)reserve deposit accounts and/or Liens granted in respect of such reserve deposit accounts in connection with various payment processing transactions between the Company and/or any Subsidiary, and any third party payment processor;
(l)Liens of sellers of goods to the Company or any of its Subsidiaries arising under Article 2 of the UCC in effect in the relevant jurisdiction in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;
(m)the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;
(n)Liens incurred in the ordinary course of business of the Company or any Subsidiary with respect to obligations that do not in the aggregate exceed $1,000,000 at any time outstanding, so long as, if and to the extent requested by the Administrative Agent, such Liens, to the extent covering any Collateral, are subordinated to the Liens granted pursuant to the Collateral Documents on terms satisfactory to the Administrative Agent;
(o)bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Company or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness for borrowed money;
(p)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(q)Liens arising by virtue of deposits or otherwise made in the ordinary course of business to secure liability for premiums to insurance carriers and payments to utilities;
(r)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business in accordance with the past practices of the Company or such Subsidiary;

(s)Liens on Approved Accounts pursuant to an Approved Account Sale (including any Liens securing Indebtedness permitted by clause (k) of Section 6.01);
(t)Liens on the Collateral securing Indebtedness permitted by Section 6.01(j); provided that, such Liens shall rank junior to the Liens on the Collateral securing the Obligations and the beneficiaries thereof (or an agent on their behalf) shall have entered into an Intercreditor Agreement that provides that the Liens securing such Indebtedness rank junior to the Liens securing the Obligations;
(u)[reserved]; and
(v)any restriction or encumbrance with respect to the pledge or transfer of the Equity Interests of a joint venture.
Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrance and clauses (a) and (s) above, or (2) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrance and clause (a) above, or (c) Specified Intellectual Property, other than those permitted under clause (a) of the definition of Permitted Encumbrance and clause (a) above.
SECTION 6.03Fundamental Changes. (a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:
(i)any Subsidiary of the Company may merge into the Company in a transaction in which the Company is the surviving corporation;
(ii)any Loan Party (other than the Company) may merge into any Loan Party in a transaction in which the surviving entity is a Loan Party;
(iii)any Subsidiary that is not a Loan Party may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders;
(iv)[reserved];
(v)any Person (other than the Company or any Subsidiary) may merge or consolidate with the Company or any Subsidiary; provided that, (A) any such merger or consolidation involving (x) the Company must result in the Company as the surviving entity, (y) any Borrower must result in such Borrower as the surviving entity and (z) a Loan Guarantor must result in such Loan Guarantor as the surviving entity or, if such Loan Guarantor is not the surviving entity of such merger or consolidation, the Person surviving such merger or consolidation becomes a Loan Guarantor following the consummation of such merger or consolidation in accordance with Section 5.14 and (B) any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04;

(vi)[reserved]; and
(vii)any Subsidiary that is not a Loan Party may merge into or consolidate with another Subsidiary that is not a Loan Party.
(b)No Loan Party will, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Company and its Subsidiaries on the Effective Date and businesses reasonably related thereto.
(c)No Loan Party will, nor will it permit any Subsidiary to, consummate a Division as the Dividing Person, without the prior written consent of Administrative Agent. Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Administrative Agent as required above), each Division Successor shall be required to comply with the obligations set forth in Section 5.14 and the other further assurances obligations set forth in the Loan Documents and, to the extent the same would otherwise be required thereby, become a Loan Party under this Agreement and the other Loan Documents.
(d)No Loan Party shall (i) change its name as it appears in official filings in the state or province of its incorporation or organization, (ii) change the type of entity that it is, (iii) change its organization identification number, if any, issued by its state or province of incorporation or other organization, or (iv) change its state or province of incorporation or organization, in each case, unless the Administrative Agent shall have received at least thirty (30) days prior written notice of such change and any reasonable action requested by the Administrative Agent in connection therewith has been completed or taken (including any action to continue the perfection of any Liens in favor of the Administrative Agent, on behalf of the Secured Parties, in any Collateral), provided that, except as to any Person which becomes a Loan Party after the Effective Date, any new chief executive office location shall be in the continental U.S. The Borrowers shall give prompt notice to the Administrative Agent of any change of any Loan Party’s chief executive office, principal place of business, mailing address or corporate office.
SECTION 6.04Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:
(a)Permitted Investments;

(b)investments in existence on the date of this Agreement and described in Schedule 6.04;

(c)investments by the Company and its Subsidiaries in Equity Interests in their respective Subsidiaries; provided that (A) any such Equity Interests (other than any Excluded Assets) held by a Loan Party shall be pledged pursuant to the Security Agreement (subject to the limitations therein and in Section 5.14) and (B) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed, at any time outstanding, (a) the greater of (x) $20,000,000 and (y) 4% of Consolidated Total Assets (at the time made) (in each case determined without regard to any write-downs or write-offs), plus (b) the ABL EU Loan Party Excess;
(d)loans or advances made by a Loan Party to any Subsidiary and made by any Subsidiary to any Loan Party or any other Subsidiary; provided that (A) any such loans and advances made by a Loan Party shall (x) if requested by the Administrative Agent, be evidenced by a promissory note and pledged pursuant to the Security Agreement and (y) if evidenced by a promissory note, be pledged pursuant to the Security Agreement and (B) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed, at any time outstanding, (a) the greater of (x) $20,000,000 and (y) 4% of Consolidated Total Assets (at the time made) (in each case determined without regard to any write-downs or write-offs), plus (b) the ABL EU Loan Party Excess;
(e)Guarantees constituting Indebtedness permitted by Section 6.01; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d)) shall not exceed, at any time outstanding, (a) the greater of (x) $20,000,000 and (y) 4% of Consolidated Total Assets (at the time made) (in each case determined without regard to any write-downs or write-offs), plus (b) the ABL EU Loan Party Excess;
(f)loans or advances made by an ABL Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $2,000,000 in the aggregate at any one time outstanding;
(g)subject to Sections 4.2(a) and 4.4 of the Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
(h)investments in the form of Swap Agreements permitted by Section 6.07;

(i)investments of any Person existing at the time such Person becomes a Subsidiary of the Company or consolidates or merges with the Company or any of its Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(j)investments received in connection with dispositions of assets permitted by Section 6.05;
(k)investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;
(l)Permitted Acquisitions (including any intercompany investments, loans and advances used to consummate Permitted Acquisitions); provided that the Payment Condition shall be satisfied with respect to such Acquisition;
(m)acquisitions made by any Loan Party from any other Loan Party;
(n)investments in Persons that are not Subsidiaries and/or purchases of assets other than in the ordinary course of business not constituting Permitted Acquisitions from Persons that are not, and do not thereby become, Subsidiaries; provided that, the aggregate outstanding amount permitted under this clause (n) shall not at any time exceed $25,000,000;
(o)investments by the Company and its Subsidiaries in Equity Interests in their respective Subsidiaries and loans or advances made by a Loan Party to any Subsidiary or made by any Subsidiary to any Loan Party, in each case, made in order to consummate Permitted Acquisitions;
(p)other investments in an aggregate amount not to exceed $7,500,000;
(q)the Company and its Subsidiaries may (i) acquire and hold accounts receivable owing to any of them if (A) created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms or (B) repurchased in connection with any Approved Account Sale, (ii) invest in, acquire and hold cash and cash equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make deposits permitted under Section 6.02;
(r)loans and advances to directors, employees and officers of the Company and its Subsidiaries for bona fide business purposes to purchase Equity Interests of the Company, in an aggregate amount not to exceed $250,000 at any time outstanding;
(s)investments in securities of trade creditors or customers in the ordinary course of business received in settlement of a bona fide dispute or judgment or upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;
(t)investments to the extent such investments reflect an increase in the value of investments;
(u)investments consisting of cash earnest money deposits made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(v)[reserved];
(w)investments acquired in connection with Permitted Acquisitions;
(x)Guarantees entered into in the ordinary course of business by the Company or any Subsidiary of real property leases and similar obligations of the Company or any Subsidiary;
(y)[reserved]; and
(z)any other investments (including Acquisitions) whether or not of a type described above; provided that, the Payment Condition shall be satisfied with respect to such investment.

Notwithstanding the foregoing, any Acquisition made in reliance on any provision of this Section 6.04 must satisfy the requirements of a Permitted Acquisition.
The amount of any investment shall be the original cost of such investment plus the cost of all additions thereto less all returns of capital, dividends and other cash returns thereof and less all liabilities expressly and irrevocably assumed by another person in connection with the sale of such investment, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such investment. The amount of any loan shall be the initial principal amount of such loan less all returns of principal and other cash returns thereof.
SECTION 6.05Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Company permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Company or another Subsidiary in compliance with Section 6.04), except:
(a)[***]
(b)sales, transfers and dispositions to any Loan Party or any Subsidiary; provided that (i) any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.09, and (ii) no Specified Intellectual Property (other than with respect to individual marks or categories, which individually or in the aggregate do not materially affect from the value of the applicable brand) owned or licensed by any Loan Party shall be transferred to any Subsidiary which is not a Loan Party, except for non-exclusive licenses and non-exclusive sublicenses;

(c)sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;
(d)sales, transfers and dispositions of Permitted Investments and other investments permitted by clauses (i) and (k) of Section 6.04;
(e)sale and leaseback transactions permitted by Section 6.06;
(f)dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary;
(g)sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section; provided that (i) the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) shall not exceed the greater of (x) $25,000,000 and (y) 5% of Consolidated Total Assets (at the time made) after the Effective Date, (ii) all sales, transfers and other dispositions made in reliance upon this paragraph (g) (other than pursuant to clause (g)(iii) below) in respect of property for a purchase price in excess of $600,000 shall be made for fair value and for at least 75% cash consideration, and (iii) with respect to any sale of Specified Intellectual Property, (1) the Loan Parties shall have provided Administrative Agent with advance notice of any such proposed sale, including the purchase price therefor, (2) the purchase price for such sale shall be at least 100% of the Net Orderly Liquidation Value of such Specified Intellectual Property as set forth in the most recent appraisal received by the Administrative Agent with respect to such Specified Intellectual Property and payable entirely in cash, (3) no Default or Event of Default shall exist immediately before or after giving effect to such sale, (4) concurrently with the consummation of such sale, the Loan Parties shall deliver to the Administrative Agent and the ABL Agent an updated Borrowing Base Certificate reflecting such sale and any Term Loan Push-Down Reserve required in connection therewith, and (5) the Net Proceeds of such sale shall be applied in accordance with Section 2.12(c);
(h)leases or subleases of real or personal property in the ordinary course of business and in accordance with the applicable Collateral Documents;
(i)transactions permitted by Section 6.03 or Section 6.04; and
(j)sale by (x) the ABL Loan Parties, so long as an ABL Commitment is in effect, subject to the terms of documents reasonably satisfactory to the ABL Agent, and (y) the Loan Parties, if no ABL Commitment is in effect, subject to the terms of documents reasonably satisfactory to the Administrative Agent, of Accounts owing by an Approved Account Debtor to one or more financial institutions from time to time (in each case, an “Approved Account Sale”) so long as (i) one hundred percent (100%) of the net proceeds received by the Loan Parties from such sale shall be deposited in one or more Collateral Deposit Accounts subject to Deposit Account Control Agreements and (ii) if requested by the Administrative Agent, such financial institution will enter into an intercreditor agreement with the Administrative Agent and the ABL Agent, in form and substance reasonably satisfactory to the Administrative Agent, with respect to payments made in respect of such Accounts.

SECTION 6.06Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Company or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within ninety (90) days after the Company or such Subsidiary acquires or completes the construction of such fixed or capital asset.
SECTION 6.07Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Loan Party or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Loan Party or any Subsidiary.
SECTION 6.08Restricted Payments. No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(a)the Company may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests of the Company;
(b)any Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, in each case ratably to the holders of such Equity Interests (or if not ratably, on a basis more favorable to the Company and the Loan Parties);
(c)the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries;
(d)the Company may pay regularly scheduled cash dividends in accordance with the Company’s historical dividend policy in an aggregate amount not to exceed $6,000,000 per fiscal year of the Company, so long as no Default or Event of Default shall have occurred and be continuing or would arise after giving effect (including pro forma effect) thereto; and
(e)the Company and its Subsidiaries may declare or make, or agree to pay or make, directly or indirectly, any other Restricted Payments (whether or not of a type described in the other paragraphs of this Section 6.08) so long as the Payment Condition shall be satisfied with respect to such Restricted Payments.
SECTION 6.09Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to the Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;
(b)transactions between or among the Loan Party and any one or more Subsidiaries that are Loan Parties not involving any other Affiliate;
(c)any investment, loan or advance permitted by Sections 6.04(c) or 6.04(d) and guarantees permitted by Section 6.04(e);
(d)any Indebtedness permitted under Section 6.01(c);
(e)any Restricted Payment permitted by Section 6.08;
(f)loans or advances to employees permitted under Section 6.04;
(g)the payment of reasonable fees to directors of the Company or any Subsidiary who are not employees of the Company or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Company or its Subsidiaries in the ordinary course of business;
(h)transactions set forth on Schedule 6.09; and
(i)any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Company’s board of directors; and
(j)any transaction with a joint venture which would constitute a transaction with an Affiliate solely as a result of the Company or any Subsidiary owning an equity interest or otherwise controlling such joint venture or similar entity.
SECTION 6.10Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that:
(i)the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law, by any Term Loan Document, or by any ABL Document (as in effect on the Effective Date and as amended as permitted by the ABL/Term Loan Intercreditor Agreement);
(ii)the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition);

(iii)the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder;
(iv)clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness;
(v)clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof;
(vi)clause (a) of the foregoing shall not apply to restrictions and conditions contained in agreements entered into in connection with an Approved Account Sale;
(vii)the foregoing shall not apply to agreements or arrangements binding on a Subsidiary at the time such Subsidiary becomes a Subsidiary of the Company or any permitted extension, refinancing, replacement or renewal of, or any amendment or modification to, any such agreement or arrangement so long as any such extension, refinancing, renewal, amendment or modification is not, taken as a whole, materially more restrictive (in the good faith determination of the Company) than such agreement or arrangement;
(viii)the foregoing shall not apply to prohibitions, restrictions and conditions set forth in Indebtedness of a Subsidiary that is not a Loan Party which is permitted by this Agreement;
(ix)the foregoing shall not apply to restrictions in joint venture agreements and other similar agreements or arrangements applicable to joint ventures;
(x)customary provisions in leases, subleases, licenses, sublicenses or permits so long as such prohibitions, restrictions or conditions relate only to the property subject thereto;
(xi)customary provisions in leases restricting the assignment or subletting thereof; and
(xii)customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business or otherwise permitted hereunder.
SECTION 6.11Amendment of Material Documents. [***]
SECTION 6.12Payment of Certain Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Indebtedness that (i) constitutes Subordinated Indebtedness (or any other Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents), (ii) is secured on a junior basis by Liens on the Collateral, or (iii) is unsecured, except:
(a)regularly scheduled interest and principal payments as and when due (other than, in the case of Subordinated Indebtedness, to the extent prohibited by the subordination provisions thereof);

(b)refinancings with the proceeds of Refinancing Indebtedness permitted in respect thereof under Section 6.01;
(c)solely with Qualified Equity Interests in the Company or the conversion of such Indebtedness into Qualified Equity Interests of the Company;
(d)prepayments of intercompany Indebtedness permitted hereby owed by the Company or any Subsidiary to the Company or any Subsidiary (other than, in the case of Subordinated Indebtedness, to the extent prohibited by the subordination provisions thereof); provided that, for the avoidance of doubt, the prepayment of any Subordinated Indebtedness owed by the Company or any Loan Party to any Subsidiary that is not a Loan Party shall be permitted so long as no Default shall have occurred and be continuing or would result after giving effect (including pro forma effect) thereto; and
(e)if the Payment Condition shall be satisfied with respect to such payments.
SECTION 6.13Fixed Charge Coverage Ratio. During any FCCR Test Period, the Borrowers will not permit the Fixed Charge Coverage Ratio as of the last day of any period of four fiscal quarters ending during such FCCR Test Period, to be less than 1.10 to 1.00.
SECTION 6.14Minimum Adjusted EBITDA. The Borrowers will not permit Adjusted EBITDA, less the Specified Adjustment, measured as of the last day of each calendar month for the trailing twelve-month period then ended, to be less than $30,000,000 for any such period.

ARTICLE VII

EVENTS OF DEFAULT
If any of the following events (“Events of Default”) shall occur:
(a)any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;
(c)any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (solely with respect to a Loan Party’s existence), 5.08, 5.14, 5.19(a), or in Article VI;
(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) five (5) Business Days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 (other than with respect to a Loan Party’s existence) through 5.07, 5.09, 5.10, 5.11 or 5.12 of this Agreement or (ii) thirty (30) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement;
(f)any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after giving effect to the expiration of any applicable grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, administration, receivership, reorganization or other relief in respect of a Loan Party or any Material Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, administrator, custodian, restructuring official, observer, administrator, sequestrator, conservator or similar official for any Loan Party or any Material Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)any Loan Party or any Material Subsidiary of any Loan Party shall (A) voluntarily commence any proceeding or file any petition seeking, in respect of itself or its debts, or of a substantial part of its assets, liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (C) apply for or consent to the appointment of a receiver, trustee, custodian, restructuring official, observer, administrator, sequestrator, conservator or similar official for such Loan Party or Material Subsidiary of any Loan Party or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing;
(j)any Loan Party or any Material Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against any Loan Party, any Material Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Material Subsidiary of any Loan Party to enforce any such judgment or any Loan Party or any Material Subsidiary of any Loan Party shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
(l)an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(m)a Change in Control shall occur;

(n)the occurrence of any “default” or “Event of Default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;
(o)the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;
(p)in each case, other than in accordance with Section 8.09(b) hereof, any Collateral Document shall for any reason fail to create a valid, perfected security interest in any material portion of the Collateral purported to be covered thereby, subject in priority only to the Liens securing the Indebtedness under the ABL Credit Agreement or Permitted Encumbrances and to the terms of the ABL/Term Loan Intercreditor Agreement, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document;
(q)any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or
(r)any of the Borrowers or Subsidiaries shall have been notified by the Pensions Regulator or the trustees of a Non-U.S. Pension Plan that any of them has, in relation to a Non-U.S. Pension Plan, incurred a debt or other liability under Section 75 or 75A of the United Kingdom Pensions Act 1995, or has been issued with a Contribution Notice or Financial Support Direction, or otherwise is liable to pay any other amount in respect of Non-U.S. Pension Plans, in each case, that could reasonably be expected to result in a Material Adverse Effect;
then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) [reserved], and (ii) declare the Loans then outstanding to be due and payable in whole or in part, and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

THE ADMINISTRATIVE AGENT
SECTION 8.01Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
SECTION 8.02Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder.
SECTION 8.03Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and, (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
As to any matters not expressly provided for herein or in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
SECTION 8.04Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
SECTION 8.06Successor Administrative Agent.
(a)The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower Representative, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, (i) the Required Lenders shall have the right to appoint a successor Administrative Agent which shall not be a Disqualified Lender and (ii) if no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank or another Person that regularly provides agency services as a material portion of its business and which shall not be a Disqualified Lender. In either case of clause (i) or (ii), such appointment shall be subject to the prior written approval of the Borrower Representative (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.
(b)Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower Representative, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest) and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article VIII and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.
SECTION 8.07Non-Reliance.
(a)Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(c)
(i)Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.07(c) shall be conclusive, absent manifest error.
(ii)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware that a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations (or any other Secured Obligations) owed by any Borrower or any other Loan Party; provided that, for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Administrative Agent from any Loan Party for the purpose of making any payment of Obligations hereunder.
(iv)Each party’s obligations, agreements and waivers under this Section 8.07(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments, and the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
SECTION 8.08No Action without Consent of Administrative Agent. Except with respect to the exercise of setoff rights of any Lender, in accordance with Section 9.08, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Borrower or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.
SECTION 8.09Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties.
(a)The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
(b)In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) [reserved] (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower Representative to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Company or any Subsidiary in respect of) all interests retained by the Company or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.
(c)In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and
(ii)collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in, or debt instruments issued by, such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.10[Reserved].
SECTION 8.11[Reserved].
SECTION 8.12Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments;
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that:

(i)none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto);

(ii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);
(iii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations);
(iv)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and
(v)no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.
(c)The Administrative Agent hereby informs the Lenders that it is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that it or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, breakage or other early termination fees or fees similar to the foregoing.
SECTION 8.13[Reserved].

ARTICLE IX

MISCELLANEOUS
SECTION 9.01Notices.

(a)Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic System (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail (with facsimile numbers provided herein for informational purposes only), as follows:
(i)if to any Loan Party, c/o the Company at Lifetime Brands, Inc., 1000 Stewart Avenue, Garden City, New York 11530, Attention: General Counsel (Telephone No. (516) 203-3500);
(ii)if to the Administrative Agent, 100 Federal Street, Boston, Massachusetts 02110, Attn: Matthew Dunn, Director; with a copy to Greenberg Traurig, One International Place, Suite 2000, Boston, Massachusetts 02110, Attention: Jeffrey M. Wolf, Esq. (Telecopy No. (617) 279-8447);
(iii)to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, or (iii) delivered through Electronic Systems or Approved Electronic Platforms, as applicable, to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph.
(b)Notices and other communications to any Borrower, any Loan Party, the Lenders and the Administrative Agent hereunder may be delivered or furnished by using Electronic Systems or Approved Electronic Platforms, as applicable, and in each case pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article VII or to Compliance Certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems or Approved Electronic Platforms, as applicable, and in each case pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor provided that such notice or communication is actually then available; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient provided, in the case of clause (ii), that such notice or communication is actually then available.
(c)Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
(d)“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender by means of electronic communications pursuant to this Section, including through an Electronic System or Approved Electronic Platform (as defined below). The Borrower Representative agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(i)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower Representative hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(ii)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF

COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
(iii)Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(iv)Each of the Lenders and the Borrower Representative agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(v)Nothing herein shall prejudice the right of the Administrative Agent, any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 9.02Waivers; Amendments.
(a)No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time

(b)Except as provided in Section 2.10(f) with respect to any increase of Commitments or Section 2.15(b), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders; provided that no such agreement shall:

(i)increase the Commitment of any Lender without the written consent of such Lender; provided that, (x) the Administrative Agent may make Protective Advances as set forth in Section 2.02(b) and (y) the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender;
(ii)reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby; provided that (x) any amendment or modification of the financial covenant in this Agreement (or defined terms used in the financial covenant in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii) and (y) only the consent of the Required Lenders shall be necessary to reduce or waive any obligation of the Borrowers to pay interest or any other amount at the applicable default rate set forth in Section 2.14 or to amend Section 2.14;
(iii)postpone any scheduled date of payment of the principal amount of any Loan, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided that, mandatory prepayments pursuant to Section 2.12(c) may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders;
(iv)change Section 2.19(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;
(v)increase the advance rates above the maximum percentage amounts set forth in the definition of Borrowing Base or add new categories of eligible assets, without the written consent of the Supermajority Lenders;
(vi)change any of the provisions of this Section or the definition of “Required Lenders” or “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender directly affected thereby;
(vii)release all or substantially all of the value of the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including with respect to a sale, disposition or dissolution of a Loan Guarantor permitted herein), without the written consent of each Lender;

(viii)notwithstanding anything to the contrary contained herein or in any other Loan Document, no amendment, supplement, waiver, modification, consent or other action shall be permitted, or be effective, if the effect thereof would be to subordinate, or have the practical effect of subordinating, (i) the payment of any Obligations to any other Indebtedness or other obligations or (ii) any Liens securing the Obligations to any Liens securing any other Indebtedness or other obligations, in each case, without the prior written consent of each affected Lender; provided, that the foregoing shall not prohibit the subordination of the Obligations or the Liens securing the Obligations solely to the extent expressly required in connection with any debtor-in-possession financing permitted under, and subject to the applicable terms and conditions of, the ABL/Term Loan Intercreditor Agreement; or
(ix)except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender;
provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. The Administrative Agent may also amend Schedule 2.01 to reflect assignments entered into pursuant to Section 9.04 and as set forth in Section 2.10(g).
(c)The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon Payment in Full, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) constituting Excluded Assets, (v) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII or (vi) as permitted by, but only in accordance with, the terms of the applicable Loan Document. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $5,000,000 during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrowers as to the value of any Collateral to be so released, without further inquiry). Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent. In addition, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, irrevocably authorizes the Administrative Agent, at its option and in its discretion, (i) to subordinate any Lien on any assets granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(b) or 6.02(d) or (ii) in the event that the Company shall have advised the Administrative Agent that, notwithstanding the use by the Company of commercially reasonable efforts to obtain the consent of such holder (but without the requirement to pay any sums to obtain such consent) to permit the Administrative Agent to retain its liens (on a subordinated basis as contemplated by clause (i) above), the holder of such other Indebtedness requires, as a condition to the extension of such credit, that the Liens on such assets granted to or held by the Administrative Agent under any Loan Document be released, to release the Administrative Agent’s Liens on such assets. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.
(d)If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) each Borrower shall pay, or, to the extent agreed by the applicable assignee, cause such assignee to pay, to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments then due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.17 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

(e)Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents (i) to correct, amend, resolve or cure any ambiguity, omission, mistake, defect or inconsistency or correct any typographical error or other manifest error in any Loan Document, (ii) to comply with local law or advice of local counsel in any jurisdiction the laws of which govern any Collateral Document or that are relevant to the creation, perfection, protection and/or priority of any Lien in favor of the Administrative Agent, (iii) to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (iv) to make administrative or operational changes not adverse to any Lender or (v) to add a guarantor or collateral or otherwise enhance the rights and benefits of the Lenders.
(f)Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.
SECTION 9.03Expenses; Limitation of Liability; Indemnity; Etc.
(a)Expenses. The Company shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of one primary counsel and, in each applicable jurisdiction, one local counsel for the Administrative Agent and its Affiliates, in each case, for all such parties taken together, in connection with the syndication and distribution (including, without limitation, via the internet or through any Electronic System or Approved Electronic Platform) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved] and (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable and documented fees, charges and disbursements of one primary counsel and, in each applicable jurisdiction, one local counsel for the Administrative Agent and the Lenders taken as a whole, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, out-of-pocket fees, costs and expenses incurred in connection with:
(i)Inventory and Specified Intellectual Property appraisals required hereunder and insurance and environmental reviews;

(ii)field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;
(iii)taxes, fees and other charges for (A) lien searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;
(iv)sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take;

(v)background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent; and
(vi)forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral (including costs and expenses in relation to any Deposit Account Control Agreement).
(b)Indemnity. The Company shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of (x) one primary counsel and one local counsel in each applicable jurisdiction, in each case for the Indemnitees taken as a whole and (y) in the case of actual or reasonably perceived potential conflicts of interest or the availability of different claims or defenses, one additional counsel for each similarly affected group of Indemnitees), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, (iv) the failure of the Borrowers to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrowers for Taxes pursuant to Section 2.18, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that the indemnity provided for in this Section 9.03(b) shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that any Borrower’s failure to pay any such amount shall not relieve such Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent.
(d)To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet or any Approved Electronic Platform) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(e)All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.
SECTION 9.04Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)the Borrower Representative; provided that, the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)the Administrative Agent;
(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent; provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 9.04(c), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) [reserved], (c) the Company, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Lender.
(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.19(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.19 and 2.20 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.16 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(c) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(c)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this

Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(d)Disqualified Lenders.
(i)No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Lenders” referred to in, the definition of “Disqualified Lender”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment or participation in violation of this clause (d)(i) shall not be void, but the other provisions of this clause (d) shall apply.
(ii) If any assignment or participation is made to any Disqualified Lender without the Company’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Company, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter.

(iv)The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on a Platform, including that portion of such Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.
The Administrative Agent and the Lenders shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, neither the Administrative Agent nor any Lender shall (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Lender.
SECTION 9.05Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until Payment in Full. The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 9.06Counterparts; Integration; Effectiveness; Electronic Execution.
(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by facsimile, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by facsimile, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against the Administrative Agent and any Lender and any Related Party of any of the foregoing Persons for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by facsimile, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the Secured Obligations held by such Lender or their respective Affiliates, irrespective of whether or not such Lender or their respective Affiliates shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The applicable Lender or such Affiliate shall notify the Borrower Representative and the Administrative Agent of such setoff or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.

SECTION 9.09Governing Law; Jurisdiction; Consent to Service of Process.
(a)The Loan Documents shall be construed in accordance with and governed by the law of the State of New York (unless expressly provided to the contrary in another Loan Document in respect of such other Loan Document), but giving effect to federal laws applicable to national banks.
(b)Each of the Loan Parties, the Administrative Agent and the Lenders hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document (unless expressly provided to the contrary in another Loan Document in respect of such other Loan Document), the transactions relating hereto or thereto, or for recognition or enforcement of any judgment arising out of or relating to any Loan Document, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall (i) affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction or (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) [reserved].

(c)Each of the Loan Parties, the Administrative Agent and the Lenders hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
(e)Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.
SECTION 9.10WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and its and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)) or (2) any actual or prospective counterparty (or its advisors) to any swap, derivative or insurance transaction relating to any Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Company or its Subsidiaries or the credit facility provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided for herein, (h) with the consent of the Company or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE

BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
SECTION 9.13Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the FRB) for the repayment of the Loans provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
SECTION 9.14USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.
SECTION 9.15Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
SECTION 9.16Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon to the date of repayment, shall have been received by such Lender.
SECTION 9.18Marketing Consent. The Borrowers hereby authorize the Administrative Agent and its affiliates (collectively, the “Pathlight Parties”), at their respective sole expense, but without any prior approval by any Borrower, to include the Borrowers’ names and logos in advertising slicks posted on their internet sites, in pitchbooks or sent in mailings to prospective customers and to give such other publicity to this Agreement as each may from time to time determine in its sole discretion. Notwithstanding the foregoing, the Pathlight Parties shall not publish the Borrowers’ names in a newspaper or magazine without obtaining the Borrowers’ prior written approval. The foregoing authorization shall remain in effect unless and until the Borrower Representative notifies the Administrative Agent in writing that such authorization is revoked.

SECTION 9.19Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

SECTION 9.20No Fiduciary Duty, etc.
(a)Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrowers with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other Person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising such Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to any Borrower with respect thereto.
(b)Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Company, its Subsidiaries and other companies with which any Borrower or any of its Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
(c)In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Company or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with any Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Company or any of its Subsidiaries, confidential information obtained from other companies.
SECTION 9.21Release of Loan Guarantors.
(a)A Loan Guarantor shall automatically be released from its obligations under the Loan Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Loan Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.

Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
(b)Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Company, release any Loan Guarantor from its obligations under the Loan Guaranty if (i) such Loan Guarantor is no longer a Material Subsidiary or is otherwise not required pursuant to the terms of this Agreement to provide a Loan Guaranty or (ii) such release is approved, authorized or ratified by the requisite Lenders pursuant to Section 9.02.
(c)Upon Payment in Full, the Loan Guaranty and all obligations (other than those expressly stated to survive such termination) of each Loan Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

SECTION 9.22Intercreditor Agreements. Without limiting the authority granted to the Administrative Agent in Article VIII hereof, each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.04) hereby authorizes and directs the Administrative Agent to enter into any Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of such Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement shall govern and control with respect to matters set forth therein.
SECTION 9.23Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

ARTICLE X

LOAN GUARANTY
SECTION 10.01Guaranty. Subject to Section 10.14 hereof, each Loan Guarantor (other than those that have delivered a separate Guarantee) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations. Subject to Section 10.14 hereof, each Borrower irrevocably and unconditionally jointly and severally agrees that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Administrative Agent and the Lenders immediately on demand against any cost, loss or liability they incur as a result of any Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under this Article X on the date when it would have been due (but so that the amount payable by a Borrower under this indemnity will not exceed the amount it would have had to pay under this Article X if the amount claimed had been recoverable on the basis of a Guarantee).
SECTION 10.02Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03No Discharge or Diminishment of Loan Guaranty. Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.
(a)The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
(b)Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
SECTION 10.04Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation, recourse, or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
SECTION 10.05Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, recourse, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent and the Lenders.

SECTION 10.06Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.
SECTION 10.07Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
SECTION 10.08Termination. The Lenders may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of the Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that may exist under Article VII hereof as a result of any such notice of termination.

SECTION 10.09Taxes. All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Guarantor shall make such deductions and (iii) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
SECTION 10.10Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder; provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.
Notwithstanding any provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.
SECTION 10.11[Reserved].
SECTION 10.12Contribution.
(a)To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and payment in full of the Guaranteed Obligations and the termination of this

Agreement, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(b)As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)This Section 10.12 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.12 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.
(d)The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.
(e)The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.12 shall be exercisable upon the payment in full of the Guaranteed Obligations and the termination of this Agreement.
SECTION 10.13Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
SECTION 10.14Affected Foreign Subsidiaries. Notwithstanding anything in this Agreement (including without limitation, this Article X) or any Loan Document to the contrary, (i) no Foreign Subsidiary shall be a primary obligor or guarantor (pursuant to Section 10.01 or otherwise) or pledgor of any assets or otherwise be responsible for, in each case, any Obligations incurred by or on behalf of any Loan Party in any manner that could reasonably be expected to cause a Deemed Dividend Issue and (ii) no Foreign Subsidiary which is and remains an Affected Foreign Subsidiary shall be liable hereunder or under any Loan Document for any of the Loans made to, or any other Obligations incurred by or on behalf of, any Loan Party. Notwithstanding the foregoing, this Section 10.14 shall not apply to any loan or advance made by a Loan Party to any Subsidiary if an Event of Default has occurred and is continuing and the Administrative Agent is exercising remedies under Article VII hereof.

SECTION 10.15Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Guarantor to honor all of its obligations under this Loan Guaranty in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.15 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.15 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.15 constitute, and this Section 10.15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI

THE BORROWER REPRESENTATIVE
SECTION 11.01Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrowers. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.
SECTION 11.02Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.
SECTION 11.03Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 11.04Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.
SECTION 11.05Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.
SECTION 11.06Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 11.07Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificate required pursuant to the provisions of this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

BORROWERS: LIFETIME BRANDS, INC., as the Company By: /s/ Laurence Winoker Name: Laurence Winoker Title: Executive Vice President, Treasurer and Chief Financial Officer

Signature Page to Credit Agreement
Lifetime Brands, Inc.

OTHER LOAN PARTIES: PFALTZGRAFF FACTORY STORES, INC. By: /s/ Laurence Winoker Name: Laurence Winoker Title: Executive Vice President, Treasurer and Chief Financial Officer
THE CHEF’N CORPORATION By: /s/ Laurence Winoker Name: Laurence Winoker Title: Executive Vice President, Treasurer and Chief Financial Officer

Signature Page to Credit Agreement
Lifetime Brands, Inc.

ADMINISTRATIVE AGENT: PLC AGENT LLC, as Administrative Agent By: Pathlight Capital LP, its Sole Member By: Pathlight GP LLC, its General Partner By: /s/ Matthew Dunn Name: Matthew Dunn Title: Director

Signature Page to Credit Agreement
Lifetime Brands, Inc.

LENDERS:

PATHLIGHT CAPITAL FUND III LP
By: Pathlight Partners III GP LLC, its General Partner
By:    /s/ Matthew Dunn
Name: Matthew Dunn
Title: Director
PATHLIGHT CAPITAL EVERGREEN FUND LP (T1)
By: Pathlight Capital Evergreen Fund LP, its Parent Fund
By: Pathlight Partners Evergreen GP LLC, its General Partner
By:    /s/ Matthew Dunn
Name: Matthew Dunn
Title: Director

PATHLIGHT CAPITAL FUND IV LP
By: Pathlight Partners IV GP LLC, its General Partner
By:    /s/ Matthew Dunn
Name: Matthew Dunn
Title: Director

PATHLIGHT CAPITAL EVERGREEN FUND LP (T2)
By: Pathlight Capital Evergreen Fund LP, its Parent Fund
By: Pathlight Partners Evergreen GP LLC, its General Partner
By:
Name:
Title:

Signature Page to Credit Agreement
Lifetime Brands, Inc.

PATHLIGHT CAPITAL EVERGREEN FUND LP (T2)
By: Pathlight Capital Evergreen Fund LP, its Parent Fund
By: Pathlight Partners Evergreen GP LLC, its General Partner
By:    /s/ Matthew Dunn
Name: Matthew Dunn
Title: Director

Signature Page to Credit Agreement
Lifetime Brands, Inc.

SCHEDULE 2.01
COMMITMENTS

Lender	Commitment
Pathlight Capital Fund III LP	$9,216,589.00
Pathlight Capital Evergreen Fund LP (T1)	$4,283,875.00
Pathlight Capital Fund IV LP	$18,094,838.00
Pathlight Capital Evergreen Fund LP (T2)	$28,404,698.00
Total	$60,000,000.00